As filed with the Securities and Exchange Commission on June 19, 1997


                      Registration Statement No. 333-11169

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 4 TO FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

           Florida                        6719                   65-0353816
   (State or other juris-           (Primary Standard         (I.R.S. Employer
  diction of incorporation        Industrial Classifi-       Identification No.)
      or organization)                   cation                 Code Number)

                             8870 Cedar Springs Lane
                                     Suite 5
                               Knoxville, TN 37923
                                 (423) 769-2380
                             (Address and telephone
                               number of principal
                               executive offices)

                                  Ella Chesnutt
                             Workforce Systems Corp.
                             8870 Cedar Springs Lane
                                     Suite 5
                               Knoxville, TN 37923
                                 (423) 769-2380
            (Name, address and telephone number of agent for service)

With Copies to:

                             Joel D. Mayersohn, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                  305-763-1200

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             WORKFORCE SYSTEMS CORP.
              Cross Reference Sheet for Prospectus Under Form SB-2

      Form SB-2 Item No. and Caption      Caption or Location in Prospectus
      ------------------------------      ---------------------------------

1.    Forepart of Registration            Cover Page; Cross Reference
      Statement and Outside               Sheet; Outside Front Cover
      Front Cover of Prospectus           Page of Prospectus

2.    Inside Front and Outside Back       Inside Front and Outside Back
      Cover Pages of Prospectus           Cover Pages of Prospectus

3.    Summary Information and             Prospectus Summary; High Risk
      Risk Factors                        Factors

4.    Use of Proceeds                     Use of Proceeds

5.    Determination of Offering           Cover Page; High Risk Factors
      Price

6.    Dilution                            Not Applicable

7.    Selling Security Holders            Selling Security Holders

8.    Plan of Distribution                Outside Front Cover Page of
                                          Prospectus; Selling Security
                                          Holders

9.    Legal Proceedings                   Business

10.   Directors, Executive Offi-
      cers, Promoters and Control
      Persons                             Management

11.   Security Ownership of Cer-
      tain Beneficial Owners and
      Management                          Principal Stockholders

12.   Description of Securities           Description of Securities

13.   Interest of Named Experts
      and Counsel                         Legal Matters

14.   Disclosure of Commission
      Position on Indemnifica-
      tion for Securities Act
      Liabilities                         Undertakings

15.   Organization within Last
      Five Years                          Not Applicable

      Form SB-2 Item No. and Caption      Caption or Location in Prospectus
      ------------------------------      ---------------------------------

16.   Description of Business             Business

17.   Management's Discussion             Management's Discussion and
      and Analysis and Plan of            Analysis of Financial Condition
      Operation                           and Results of Operations

18.   Description of Property             Business - Properties

19.   Certain Relationships and           Management-Certain Relationships
      Related Transactions                and Related Transactions

20.   Market for Common Equity            Price Range for Common Stock;
      and Related Stockholder             Description of Securities;
      Matters                             Shares Eligible for Future Sale

21.   Executive Compensation              Management - Executive Compensation

22.   Financial Statements                Financial Statements

23.   Changes in and Disagree-
      ments with Accountants on
      Accounting and Financial
      Disclosure                          Not Applicable

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                 Proposed       Proposed
                                 Maximum        Maximum
Title of          Amount         Offering       Aggregate Amount
Shares to be      to be          Price Per      of Offering       Registration
Registered        Registered     Share (1)      Price (1)         Fee
================================================================================



Common Stock,
$.001 par value
per share           81,334        $5.12(2)       $1,665,710(2)     $574.39




================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b).

(2) The maximum price is estimated based on the closing price on August 27, 1996.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

         TABLE OF CONTENTS


Prospectus Summary                   3                 81,334 Shares
High Risk Factors                    5
Price Range of
 Common Stock                       10
Dividend Policy                     10
Capitalization                      12            WORKFORCE SYSTEMS CORP.
Use of Proceeds                     13
Selected Financial Data             13
Management's Discussion
 and Analysis                       14
Business
  Overview                          15
 Divisional Overview                26
Properties                          32              June     , 1997
Legal Proceedings                   33
Management                          33
Executive Compensation              37
Indemnification                     38
Certain Transactions                38
Security Ownership                  39
Description of Securities           42
Certain Market Information          46
Legal Matters                       47
Experts                             47
Additional Information              47

PROSPECTUS SUBJECT TO COMPLETION DATED JUNE    , 1997

                           WORKFORCE SYSTEMS CORP.
                        81,334 SHARES OF COMMON STOCK

      This Prospectus covers an aggregate of 81,334 shares of Common Stock, par value $.001 per share ("Common Stock" or "Shares") of Workforce Systems Corp. (the "Company" or "Workforce) which are being registered for possible resale by certain shareholders of the Company (the "Selling Security Holders"). Unless otherwise indicated, this Prospectus give retroactive effect to the one for four stock split of the Company's Common Stock which was effective April 3, 1997. An aggregate of 55,500 of these shares of Common Stock were acquired by the holders in private placements during June 1996 at various prices ranging from $16.50 to $19.20 per share. An aggregate of 8,334 shares of Common Stock were acquired by the holders in a private placement during November 1996 at a price of $12.00 per share. Finally, this Prospectus also covers 17,500 shares of Common Stock issued to an individual upon conversation of 70,000 shares of the Company's Series B $5.00 Cumulative Convertible Preferred Stock (the "Series B Preferred"). See "Business - Acquisition of Prime Florida and OIS", "Selling Security Holders" and "Description of Securities."

      The Company's Common Stock is traded on a limited basis on the OTC Bulletin Board under the symbol "WFSY," and on June 12, 1997 the closing bid price for the Common Stock was $5.13. The Company has applied for listing of its Common Stock on The Nasdaq SmallCap Market ("NASDAQ"), but there can be no assurances that such securities will be accepted for inclusion on ^ NASDAQ ^. Furthermore, there can be no assurances that a substantial trading market for its Common Stock will develop or be sustained in the future. See "Price Range of Common Stock."

      The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares offered hereby from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Use of Proceeds." In connection with such sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the "Act"). See "Use of Proceeds" and "Selling Security Holders."

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT HEREIN. SEE "HIGH RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is June , 1997

      All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by the Company. Brokerage commissions, if any, directly attributable to the sale of the Shares will be borne by the Selling Security Holders.

      The  Company  has   informed  the  Selling   Security   Holders  that  the
anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M thereunder, may apply to their sales in the market and has furnished each of the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

      This Prospectus does not constitute an Offer of any Securities other than those to which it relates or an Offer to sell, or a solicitation of an Offer to buy, in any jurisdiction to any person to whom it is unlawful to make such an Offer in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

      The Company intends to furnish its shareholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

      The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form SB-2 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company has recently begun filing reports and information statements electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

                               PROSPECTUS SUMMARY

      The following is intended to summarize more detailed information and financial statements and notes thereto which are set forth more fully elsewhere in this Prospectus or incorporated herein by reference and, accordingly, should be read in conjunction with such information. Unless otherwise indicated, this Prospectus gives retroactive effect to the one for four stock split of the Company's Common Stock which was effective April 3, 1997.

                                   The Company

      The Company was incorporated under the laws of the State of Florida on August 17, 1992 under the name Wildflower Financial Corp. In July 1994, following a change in control, the Company changed its name to Workforce Systems Corp. The Company is a diversified holding company with subsidiaries involved in manufacturing and industrial fabrication, employee staffing and consumer products.

      The Company's manufacturing division includes Industrial Fabrication & Repair, Inc.("IFR"), founded in 1979 and now a subsidiary of the Company, which provides machining, welding, speciality design and fabrications for custom applications to clientele from various industries including paper, steel mills, rock quarry operations, coal mining applications and bottling facilities. IFR's newly incorporated subsidiary Maintenance Requisition Order Corp. ("MRO") is an industrial supply house representing several major lines of power transmission products, such as gear boxes, bearings and couplings, which are commonly used in industrial manufacturing and operating facilities. In May 1997 the manufacturing division was further expanded through the acquisition of 100% of the issued and outstanding stock of Federal Supply, Inc. and Federal Fabrication, Inc. (collectively, "Federal"). Federal fabricates and distributes custom-designed fire sprinkler systems and components.

      The Company's staffing division includes American Industrial Management, Inc. ("AIM"), founded in 1995 and now a subsidiary of the Company, and Outside Industrial Services, Inc. ("OIS"), founded in 1982 and now a subsidiary of the Company, both of which provide light industrial and light manufacturing staffing on a contract basis to businesses.

      The Company's consumer products division includes NHP Manufacturing Corp. ("NHP"), a subsidiary of the Company founded in 1994, which is the exclusive manufacturer for the ThawMaster family of thawing trays and Products That Produce, Inc. ("PTP"), a subsidiary of the Company founded in 1995, mission is to identify and market new consumer products which are both innovative and moderately priced. The first product undertaken by PTP is Mr. Food's AlloFresh. The product is being marketed under endorsement by Art Ginsburg, the nationally syndicated T.V. chef known as "Mr. Food". All natural, made from minerals, non-toxic and environmentally safe, Mr. Food's AlloFresh works to prevent food decay and eliminate bacteria, moisture, mold, mildew and odors in refrigerators, the kitchen and around the house.

      The Company's executive offices are located at 8870 Cedar Springs Lane, Suite 5, Knoxville, TN 37923, telephone 423-769-2380.

THE OFFERING AND OUTSTANDING SECURITIES

Common Stock Outstanding at

   June 4 , 1997                 1,913,307 shares of Common Stock


Common Stock Offered by Selling
   Security Holders              81,334 shares of Common Stock


Preferred Stock Outstanding      30 shares of Series A Preferred
   June 4, 1997                  Stock and 30,000 shares of Series C
                                 Preferred Stock

Risk Factors                     Investment in these securities involves a high
                                 degree of risk.  See "High Risk Factors."

OTC Bulletin Board Symbol        WFSY(1)

__________________________


(1) The Company has applied for inclusion of its Common Stock on The NASDAQ SmallCap Market. There can be no assurances that the Common Stock will qualify for inclusion at any time in the future. Inclusion on The Nasdaq SmallCap Market does not imply that an established trading market will develop or be sustained for the Common Stock. See "Description of Securities - OTC Market."

                          SUMMARY FINANCIAL INFORMATION

SUMMARY OF SELECTED FINANCIAL INFORMATION


         The following table sets forth selected financial information concerning the Company and is qualified by reference to the audited consolidated financial statements and notes thereto and unaudited quarterly financial statements prepared by the Registrant incorporated herein by reference in this Prospectus. The following table has been adjusted to reflect a one for four stock split of the Company's Common Stock which was effective April 3, 1997. All per share amounts have been adjusted accordingly.



CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                               For the Nine Months             For the Year Ended
                                 Ended March 31,                     June 30,
                                1997           1996            1996           1995
                                ----           ----            ----           ----
                                   (unaudited)
Revenues                    $ 3,586,837   $ 3,158,452      $ 3,820,680    $ 2,825,030
Net Income(loss)               (395,911)   (1,217,323)      (1,367,927)    (1,094,782)
Earnings (loss) per
 common share outstanding          (.16)         (.79)           (3.36)         (4.12)

Weighted average
  shares outstanding            607,713       399,726          421,533        286,026



CONSOLIDATED BALANCE SHEET DATA:


                                          At June 30,                  At March 31,
                                          ----------                   -----------
                                      1996        1995             1997           1996
                                      ----        ----             ----           ----
                                                                        (unaudited)
Working capital ................  $ 2,740,161    $1,295,723      $2,579,797    $1,746,656
Total Assets....................    7,702,847     5,598,248       7,505,705     8,326,268
Long Term debt, less
  current portion...............      539,207       720,457         499,555       647,732
Stockholders' equity ...........    5,949,512     2,876,543       6,154,102     6,611,093




                                HIGH RISK FACTORS

      The shares of Common Stock offered hereby involve a high degree of risk and is highly speculative in nature. Prospective investors should carefully consider the following risks and speculative factors, among other, inherent in and affecting both the business of the Company and the value of the Common Stock, including, among other matters, the following risk factors. In addition, the discussion in this Prospectus regarding the Company and its business and operations contains "forward-looking statements" within the meaning of Private Securities Litigation Reform Act 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The discussion below highlights some of the more important risks regarding the Company. The risks highlighted below should not be assumed to be the only things that could affect future performance. The Company does not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by management of the Company over time means that actual events are bearing out as estimated in such forward looking statements.

ADDITIONAL FINANCING REQUIRED AND POSSIBLE LACK OF AVAILABILITY OF FUNDS


      The Company has experienced significant growth since June 1994. The Company will require substantial capital in the future in order to continue this growth pattern. While the Company's working capital at March 31, 1997 was $2,579,797, and the Company raised approximately $1,000,000 through a private placement of its securities in June 1996 and an additional $100,000 through a second private placement of it securities in November 1996, the Company's abilities to sustain its internal growth are limited by continued availability of additional working capital.^ The Company's inventory, accounts receivables and a substantial portion of its property, plant and equipment are unencumbered and, accordingly, would provide additional sources of internal working capital should the Company elect to enter into asset based lending arrangements. There are no assurances that such fundings will be available upon terms acceptable or feasible to the Company or its stockholders. In such event, the continued growth of the Company would be restrained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY OF PTP AND MRO


      Although formed as expansions of existing historically profitable operations of the Company, two of the Company's subsidiaries, PTP and MRO, have only recently commenced business and have a limited history of operations. PTP, a consumer products company, has just begun the introduction of its first product, Mr. Food's AlloFresh. To assist PTP in developing brand awareness for its product, PTP has entered into a licensing agreement with Ginsburg Enterprises Incorporated ("Ginsburg") covering certain marks related to the television personality known as "Mr. Food." MRO, which is a subsidiary of IFR, is an industrial supply house which only recently begun operations. IFR has hired additional experienced salesmen (from a competitor of MRO) to assist in the rapid development of MRO's business. An investor should be aware of the potential problems, delays and difficulties often experienced by any relatively new business enterprise. Problems may arise which may be beyond the control of the management. These may include, but not be limited to, unanticipated problems relating to supplies, marketing and promotional expenses, enforcing negative publicity, competition, lack of operating experience and need for additional financing. There can be no assurance that the Company's products or services can continually to be successfully marketed. See "Business."

UNPROVEN MARKET ACCEPTANCE OF MR. FOOD'S ALLOFRESH

      The Company has devoted substantial resources and capital to the development and introduction of PTP's first product, Mr. Food's AlloFresh. While preliminary indications are that the product will receive wide market acceptance with retailers and the buying public, which should translate into substantial revenues and earnings for the Company, there are no assurances whatsoever that the Company is correct. See "Business."

COMPETITION

      Competition in all three divisions of the Company's business is intense. Competitors include international and national companies, many of which have longer operating histories, and greater financial, marketing, manufacturing and other resources than the Company. The Company expects it will be subject to competition from numerous other entities if its operations continue to grow and the products in which it markets and developments continue to expand. There are no assurances whatsoever that any of the Company's divisions will ever obtain, or if obtained, sustain a competitive advantage. See "Business."

RISK OF DEPENDENCE ON KEY PERSONNEL

      The Company's day-to-day operations are managed by Lester Gann, as to the Manufacturing Division, Robert Lovelace, as to the Staffing Division, and J. Edward Moss, as to the Consumer Products Division. The Company has entered into three year employment agreements with Messrs. Gann and Lovelace and is currently negotiating a one-year agreement with Mr. Moss. The loss of any of the services of any of these individuals would adversely affect the conduct of the Company's business. The Company's future success will depend in significant part on its ability to attract and retain additional skilled personnel in various phases of its operations. See "Management."

NO DIVIDENDS ANTICIPATED TO BE PAID

      The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, the capital requirements of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company, and that cash dividends will not be paid to common stockholders.
See "Dividend Policy."

POSSIBLE RESALES OF SECURITIES BY CURRENT STOCKHOLDERS AND DEPRESSIVE EFFECT ON MARKET

      As of June 4, 1997, there were approximately 1,069,025 shares of the Company's Common Stock outstanding which were "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933 as amended, (the "Securities Act"), inclusive of 81,334 shares being registered pursuant to this Registration Statement of which this Prospectus is a part. Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Pursuant to changes enacted by the Securities and Exchange Commission which are effective April 29, 1997, under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock covered by the Registration Statement of which this Prospectus is a part, as well as such subsequently filed registration statement, could also have a depressive effect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sales."

USE OF PREFERRED STOCK TO RESIST TAKEOVERS; POTENTIAL ADDITIONAL DILUTION

      The Company's Articles of Incorporation authorizes 2,000,000 shares of Preferred Stock, of which 30 shares of Series A Preferred Stock and 30,000 Series C Preferred Stock are presently issued and outstanding. As provided in the Company's Articles of Incorporation, Preferred Stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuance of the Preferred Stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. The Company includes such Preferred Stock in its capitalization in order to enhance its financial flexibility. In addition, the issuance of large blocks of Preferred Stock could possibly have a dilutive effect with respect to existing holders of Common Stock of the Company. See "Description of Securities."

LIMITED MARKET FOR THE COMPANY'S COMMON STOCK; POSSIBLE VOLATILITY OF SECURITIES PRICES

      There is currently only a limited trading market for the Common Stock of the Company. The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "WFSY," which is a limited market and subject to substantial restrictions and limitations in comparison to The Nasdaq SmallCap Market. There can be no assurance that a substantial trading market will develop (or be sustained, if developed) for the Common Stock or that purchasers will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public or recently listed companies indicates that, from time to time, there may be significant volatility in the market price of the Company's securities because of factors unrelated, as well as related, to the Company's operating performance. There can be no assurances that the Company's Common Stock will ever qualify for inclusion on The Nasdaq SmallCap Market or that more than a limited market will ever develop for its Common Stock. See "Price Range of Common Stock."

BROKER-DEALER SALES OF COMMON STOCK AND LIMITATION ON MARKETABILITY



      While the Company has applied for the inclusion of its Common Stock on The Nasdaq SmallCap Market, there can be no assurances that the Company will ultimately qualify for inclusion within that system. Because the Company applied for listing on The Nasdaq SmallCap Market prior to the recently adopted changes in listing criteria, the Company currently is required to meet the previous listing standards for initial inclusion. In order for an issuer to be included in The Nasdaq SmallCap Market, it is required to have total assets of at least $4,000,000, capital and surplus of at least $2,000,000, a minimum price per share of not less than $3.00, have publicly held shares with a market value of at least $1,000,000 as well as certain other criteria. While the Company believes it currently meets these criteria there can be no assurance that the Common Stock of the Company will ^qualify for inclusion on The Nasdaq SmallCap Market. In anticipation of a possible granting of the Company's application for listing on The Nasdaq SmallCap Market, the Company's Board of Directors approved a one for four stock split of the Company's Common Stock which was effective April 3, 1997. Until the Company's shares qualify for inclusion in The Nasdaq SmallCap Market, the Company's Common Stock will be traded in the over-the-counter markets on the OTC Bulletin Board. As a result, the Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may also affect the ability of stockholders to sell their shares in the secondary market. See "Description of Securities."

                          PRICE RANGE OF COMMON STOCK


      On August 26, 1994 the Company's Common Stock began trading on the OTC Bulletin Board under the symbol WFSC. Prior to such date, there had been no market for the Company's Common Stock; thereafter, there has been limited trading. On April 4, 1997, in connection with the one for four stock split of the Company's Common Stock, the Common Stock began trading under the symbol "WFSY." The following table sets forth the average of the high and low bid prices of the Company's Common Stock for each quarter since the stock began trading on August 26, 1994, and for the interim period from June 30, 1996 (the end of the last quarter) through March 31, 1997, adjusted to give effect to the stock split. The following quotations are over-the-market quotations and, accordingly, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                                Bid Price
                                                              ---------------
                                                              High      Low
                                                              ----      ---

August 26, 1994 through September 30, 1994                    $12.00   $11.00
October 1, 1994 through December 31, 1994                     $18.52   $12.00
January 1, 1995 through March 31, 1995                        $22.68   $22.00
April 1, 1995 through June 30, 1995                           $33.88   $32.12
July 1, 1995 through September 30, 1995                       $33.96   $32.56
October 1, 1995 through December 31, 1995                     $30.44   $24.16
January 1, 1996 through March 31, 1996                        $23.56   $22.56
April 1, 1996 through June 30, 1996                           $26.48   $25.48
July 1, 1996 through September 30, 1996                       $21.94   $20.92
October 1, 1996 through December 31, 1996                     $16.56   $15.40
January 1, 1997 through March 31, 1997                        $11.20   $10.44



      On June 12, 1997, the closing bid price for the Common Stock was $5.13. As of March 31, 1997, the approximate number of record holders of the Company's Common Stock was 74. Management of the Company, however, believes there to be in excess of 500 beneficial holders of the Company's Common Stock.


                                 DIVIDEND POLICY

      The Company has not paid any cash dividends on its Common Stock since its inception. The Company presently intends to retain future earnings, if any, to finance the expansion of its business and does not anticipate that any cash dividends will be paid in the foreseeable future. Future dividend policy will depend on the Company's earnings, capital requirements, expansion plans, financial condition and other relevant factors.

      The Company presently has issued and outstanding 30 shares of Series A Preferred which does not pay any dividends. On May 30, 1996 the holder of 70,000 shares of the Company's Series B Preferred Stock converted such shares into 17,500 shares of the Company's Common Stock pursuant to the designations, rights and preferences of such series of preferred stock. See "Selling Security Holders." Prior to such conversion, such 70,000 shares of Series B Preferred Stock paid annual cumulative dividends of $.43 per share. Any right to receive dividends was terminated effective with the conversion of such Series B Preferred. The Company presently has issued and outstanding 30,000 shares of Series C Preferred Stock which pays annual dividends as set by the Company's Board of Directors. For the calendar year ended December 31, 1995 the Company paid annual dividends of $36,000 on the Series C Preferred Stock. For the calendar year ending December 31, 1996, the amount of dividend, if any, on the Series C Preferred Stock shall only be paid at the discretion of the Company's Board of Directors. No dividends have been declared or paid on the Series C Preferred Stock during the calendar year ending December 31, 1996.

                                CAPITALIZATION

      The following table sets forth the actual capitalization of the Company at March 31, 1997.


                                                                March 31, 1997
                                                                --------------
                                                                  (unaudited)
                                                                     Actual
                                                                     ------

Short-term debt                                                  $   275,000
Long-term debt, less current portion(1)                              499,555
                                                                 -----------
Total debt                                                       $   774,555
Stockholders' equity:
   Preferred Stock, $.001 par value,
   2,000,000 shares authorized; 30 shares
   of Series A issued and outstanding; 30,000
   shares of Series C issued and outstanding;
   1,000,000 shares of Series D
   issued and outstanding                                              1,030
Common Stock, $.001 par value per share;
   10,000,000 shares authorized;
   2,752,426 shares issued and outstanding(2)                          2,752
Additional paid-in capital                                         9,169,181
Retained earnings                                                 (3,018,861)
                                                                 -----------
Total stockholders' equity                                         6,154,102
                                                                 -----------
   Total capitalization                                          $ 6,928,657
                                                                 ===========


(1)   See Notes to Consolidated  Financial  Statements included elsewhere herein
      for  a  description  of  terms  of  the  Company's   notes  and  long-term
      obligations.

(2)   Gives no effect to the reverse stock split on April 3, 1997.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock for the accounts of the Selling Security Holders.

                             SELECTED FINANCIAL DATA

      The financial data included in the following table has been selected by the Company and has been derived from the financial statements for the periods indicated. The following financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The following table has been adjusted to reflect a one for four stock split of the Company's Common Stock which was effective as of April 3, 1997. All per share amounts have been adjusted.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:



                               For the Nine Months             For the Year Ended
                                 Ended March 31,                     June 30,
                                1997           1996            1996           1995
                                ----           ----            ----           ----
                                   (unaudited)
Revenues                    $ 3,586,837   $ 3,158,452      $ 3,820,680    $ 2,825,030
Net Income(loss)               (395,911)   (1,217,323)      (1,367,927)    (1,094,782)
Earnings (loss) per
 common share outstanding          (.16)         (.79)           (3.36)         (4.12)

Weighted average
  shares outstanding            607,713       399,726          421,533        286,026



CONSOLIDATED BALANCE SHEET DATA:


                                          At June 30,                  At March 31,
                                          ----------                   -----------
                                      1996        1995             1997           1996
                                      ----        ----             ----           ----
                                                                        (unaudited)
Working capital ................  $ 2,740,161    $1,295,723      $2,579,797    $1,746,656
Total Assets....................    7,702,847     5,598,248       7,505,705     8,326,268
Long Term debt, less
  current portion...............      539,207       720,457         499,555       647,732
Stockholders' equity ...........    5,949,512     2,876,543       6,154,102     6,611,093



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      Pursuant to the SEC's comments and the changes for the year ended June 30, 1996 as described in the Notes to Unaudited Consolidated Financial Statements appearing elsewhere herein, the Company has changed its policy of capitalization of costs associated with the identification, start-up and development or expansion of new products or companies and general business services related to the foregoing and, accordingly, has restated its Fiscal 1996 financial statements to reflect the expense of such costs in the year ended June 30, 1996 and has charged to expense all such items incurred to date in Fiscal 1997 in the third quarter ended March 31, 1997. Pursuant to this change in policy, the Company has further elected to present the comparative three and nine month periods ended March 31, 1996, giving effect to the following Other Expenses as described in the Notes to Unaudited Consolidated Financial Statements appearing elsewhere herein, as if such items had been expensed in the quarter ended March 31, 1996 to provide the reader with appropriate comparable financial information, even though such items were not expensed until the fourth quarter ended June 30, 1996.

      During the three months ended March 31, 1997, such expenses, which are reflected on the Company's Consolidated Statement of Operations under "Other Expenses," represented (a) start-up costs totalling $737,713 representing cash payments to unrelated parties related to the Company's consumer products division in the amount of $559,713 as well as the distribution subsidiary in the manufacturing division in the amount of $178,000 and (b) acquisition costs, including identification and development of new products or companies and general business services related to the foregoing of $501,000 representing the value of 228,000 shares of common stock paid to unrelated parties for services to be rendered through calendar year 1997 related to the exploration and ongoing due diligence related to potential additional acquistions and expansions of the Company's business as well as services attributable to the unsuccessful acquisition of Star Hosiery, Inc. For Fiscal 1996, such Other Expenses represented (a) acquisition costs totaling $76,890, (b) mineral exploration costs totaling $700,000, (c) start-up costs totaling $1,091,308 and (d) web development costs totaling $400,000, all as more fully set forth in the Notes to Consolidated Financial Statements for the fiscal year ended June 30, 1996 appearing elsewhere herein.

      Management of the Company elected to make the above referenced change in policy as a result of the SEC's comments. Generally accepted accounting principles provide for the amortization of pre-opening and start-up costs over a period of a facility in use, or a product produced, over the estimated useful life thereof. The Company's policy had been to apply this treatment to costs incurred in connection with the Company's expansion. In response to the SEC's comments, the Company has elected to change its policy and incur these expenses immediately as opposed to an amortization of such amounts against future revenues or acquisitions, or until recoverability is impaired. According, the immediate realization of such expenses may, although there can be no assurances, result in higher margins or profitability in future periods.


      The following discussion regarding the Company and its business and operations contains "forward looking statements" within the meaning of Private Securities Litigation Reform Act 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The Company does not have a policy of updating or revising forward looking statements and thus it should not be assumed that silence by management of the Company over time means that actual events are bearing out as estimated in such forward looking statements.

FISCAL YEAR ENDED

Results of Operations
---------------------

      The Company is a diversified holding company with three operating divisions. Results for the year ended June 30, 1996 ("Fiscal 1996") reflect changes in the dominate revenue base within the Company's consolidated operations from the year ended June 30, 1995 ("Fiscal 1995"). This shift is the result of the combination of several factors which effect each of the Company's divisions and attendant results of operations therefrom. Included in such factors during Fiscal 1996 are, among others, (i) revenues from the Manufacturing Division for an entire 12 month period versus two months in Fiscal 1995 (as a result of the acquisition of IFR in May 1995), (ii) the start-up of PTP in October 1995 and (iii) the acquisition of AIM in February 1996.

      Consolidated revenues for Fiscal 1996 increased $995,650 or approximately 35% from Fiscal 1995. While the consolidated revenues reflect revenues from IFR for an entire 12 month period in Fiscal 1996 versus two months in Fiscal 1995

(as a result of the acquisition of IFR in May 1995), such consolidated revenues also reflect a significant decrease in revenues from the Staffing Division in Fiscal 1996 versus Fiscal 1995 as hereinafter discussed. Gross profit margins in Fiscal 1996 increased approximately 12% from Fiscal 1995 as a result of increased margins in the Manufacturing Division in Fiscal 1996 from Fiscal 1995. Such increases were the result of the increase in labor rates and other fixed charges for fabrication services instituted at IFR following its acquisition by the Company in May 1995.

      Selling, general and administrative expenses ("SG&A") on a consolidated basis increased approximately 159% during Fiscal 1996 from Fiscal 1995 as a result of a full year of operations by IFR and five months of operations of AIM following the acquisitions of these companies in May 1995 and February 1996, respectively. Other expenses increased $287,596 or approximately 15% in Fiscal 1996 from Fiscal 1995. Net loss from operations increased $273,145 or approximately 25% in Fiscal 1996 from Fiscal 1995. For Fiscal 1997 the Company anticipates a continued growth in revenue from the Manufacturing Division, as well as a return to near historic revenues in the Staffing and Consumer Products Divisions.

      Following you will find a separate discussion regarding the results of operations for each of the Manufacturing Division, Staffing Division and Consumer Products Division. For a discussion of the operations, including the products and services offered by each of the divisions, please see "Business - Divisional Overview."

MANUFACTURING DIVISION

      For Fiscal 1996 the Manufacturing Division reported revenues of approximately $2,451,323 or approximately 64% of the revenues of the Company on a consolidated basis versus revenues of approximately $363,324 or approximately 13% for Fiscal 1995. The increase in the revenues contributed by the Manufacturing Division reflects both revenue from this division for the entire fiscal year versus two months in Fiscal 1995 (as a result of the May 1995 acquisition of IFR) and an increase in the division's scope of core business to include not only computer numeric control (CNC) capability but a general increase in capacity as a result of the acquisition of the additional facility See "Properties".

      The Manufacturing Division reported gross profit of approximately $1,184,733 for an approximate 48% margin for Fiscal 1996 versus gross profit of approximately $144,910 for an approximate 40% margin for Fiscal 1995. Management of the Company attributes the higher margins to diversification of IFR's core business following the acquisition by the Company in May 1995 to provide more revenue base in higher margin, custom fabrication and CNC projects. SG&A expenses were approximately $163,167 in Fiscal 1996 versus approximately $134,522 in Fiscal 1995. SG&A in Fiscal 1995 included one time charges made subsequent to the May 1995 acquisition of IFR by the Company. Management of the Company anticipates the Manufacturing Division will be able to maintain is current margins as the business increases. The Manufacturing Division is not subject either to customer or product reliance or product life cycles.

STAFFING DIVISION

      For Fiscal 1996 the Staffing Division reported revenues of approximately $576,215 or approximately 15% of the revenues of the Company on a consolidated basis versus revenues of approximately $1,286,786 representing approximately 45% of the revenues of the Company on a consolidated basis for Fiscal 1995. The decrease in the percentage attributable to the total revenues for the Company on a consolidated basis reflects both revenues from the Manufacturing Division for twelve months during Fiscal 1996 versus two months during Fiscal 1995 as a result of the acquisition of IFR in May 1995 as well as a decrease in revenues within that division. On a stand alone basis, revenues for the Staffing Division decreased approximately 55 % in Fiscal 1996 from Fiscal 1995.

      In February 1996 the Company acquired AIM (see "Business - Overview Acquisition of American Industrial Management, Inc."), a small start-up staffing company specializing in staffing for light industrial and light manufacturing. Prior to such acquisition, the Staffing Division was comprised solely of OIS. As previously disclosed, since January 1995 OIS had been experiencing a decline in revenues under a contract OIS' had held with A.E. Staley & Co. since 1982 as a result of restructuring at such client. During Fiscal 1996 the Staley contract was OIS' sole source or revenues. In Fiscal 1996 OIS experienced a decline of approximately $840,000 or approximately 66% in the revenues it received from such client from revenues reported in Fiscal 1995. Such decline adversely effected the results of operations of the Staffing Division during Fiscal 1996. The acquisition of AIM, whose operating officers management believed possessed a strong sales background, was consummated in part to reduce the Staffing Division's dependence upon a sole client. As of the date hereof, the revenues from AIM have replaced the revenues lost by OIS' and, accordingly, currently the Staffing Division's revenues approximate the revenues reported by OIS in Fiscal 1995. OIS is now operated as a division of AIM. As of the date hereof, AIM has three clients which account for approximately 70% of its revenues on a consolidated basis. While management of the Staffing Division is actively seeking to broaden the revenue source for the division, the loss of one or more of these clients on whom the Staffing Division currently has reliance could have an adverse impact on the results of operations for the Staffing Division until the ongoing diversification of revenue base is completed. Management of the Staffing Division currently anticipates such diversification will be complete during Fiscal 1998.

      The Staffing Division reported gross profit of approximately $192,291 for an approximate margin of ^ 33% for Fiscal 1996 versus a gross profit of approximately $308,743 for an approximate margin of 24% for Fiscal 1995. While the gross profit is higher in Fiscal 1996, management of the Staffing Division does not believe this increase in percentage gross profit is indicative of any specific trend other than a general focus on securing higher margin accounts. Selling, general & administrative expenses ("SG&A") increased to approximately $96,702 from approximately $60,296, or approximately 60%, in Fiscal 1996 from Fiscal 1995 as a result of the acquisition of AIM. Such costs are stabilized during Fiscal 1997.

Consumer Products Division

      The Consumer Products Division reported revenues of approximately $787,140 or approximately 21% of the revenues on a consolidated basis in Fiscal 1996 versus revenues of approximately $1,174,921 or approximately 42% of the revenues of the Company on a consolidated basis in Fiscal 1995. The decrease in the percentage attributable to total revenues for the Company on a consolidated basis reflects revenues from the Manufacturing Division for twelve months during Fiscal 1996 versus two months during Fiscal 1995 as a result of the acquisition of IFR in May 1995 as well as the maturity of the ThawMaster family of products in the consumer marketplace. While there are no assurances that sales of the ThawMaster family of products will return to previous levels, management of Naturale, the marketing company, recently has expanded the distribution of the ThawMaster family of products into new market areas and offered more aggressive pricing structure to retailers in an effort to expand sales. The changes in retail pricing structure have no impact on the Company's margins under the Naturale Agreement. Further, management of the Company believes that through the formation of PTP and the introduction of Mr. Food's AlloFresh (see below), that revenues of this division will return to historic levels prior to the end of Fiscal 1997.

      As described under "Business - Overview - Expansion Into Contract Manufacturing," the Company through a wholly-owned subsidiary, NHP, is the exclusive manufacturer of the ThawMaster family of products for Naturale, the marketer of the products. Pursuant to the terms of the Naturale Agreement, the Company initially owned a 15% interest in Naturale. At the time of the transaction the Company recorded no value on its balance sheet as to this 15% interest due to the minority position it represented within Naturale and the immaterial value to the Company. On May 30, 1996 the Company divested itself of such 15% interest in Naturale, a marketing company, but retained the exclusive manufacturing rights under the Naturale Agreement. The Company determined such 15% interest was immaterial to the Company's financial statements and operations and further conflicted with the establishment of PTP to market the Company's products. At the time of the transaction the Company recorded no value on its balance sheet as to this 15% interest due to the minority position it represented within Naturale and the immaterial value to the Company. As set forth in Note 8 on page F-20 sales to Naturale by NHP represented approximately 42% of the Company's revenues on a consolidated basis for Fiscal 1995. Related parties accounts receivable (designated as same solely on the basis of the then minority interest) at June 30, 1995 represent amounts due from Naturale. Such amounts were paid in full in cash during Fiscal 1996 pursuant to the terms of the receivable.

      During late June 1996, following the formation of PTP, the Company introduced its newest consumer product, Mr. Food's AlloFresh. See Item 1. Description of Business - Divisional Overview - Consumer Products Division. During the first quarter of Fiscal 1997 the Company undertook a five week direct response campaign over nationwide cable to introduce Mr. Food's AlloFresh. The introduction of Mr. Food's AlloFresh into the retail market place through sales to mass merchandisers, grocery and drug store chains commenced in August 1996. Based upon the initial sales to date of this product, management of the Company believes, although there can be no assurances, that a significant market demand exists for Mr. Food's AlloFresh. Based upon information from Information Resources Inc. of Chicago, Illinois, Arm & Hammer baking soda generates approximately $60 million in revenues last year. Such revenues do not include sales of other private label baking soda lines or the home and pet deodorizing lines of baking soda based products. As Mr. Food's AlloFresh not only removes moisture and odor the same as baking soda, because Mr. Food's AlloFresh also extends the life of foods by absorbing the gases naturally emitted by foods as they decay, management of the Company believes, although there can be no assurances, that Mr. Food's AlloFresh can penetrate the market because of its value-added properties. Although there can be no assurances, management of the Consumer Products Division believes that Mr. Food's AlloFresh has a first year sales potential following the completion of the introduction of the product of at least $10 million. During the third fiscal quarter of 1997 PTP began receiving initial test orders from national grocery store chains, including Winn-Dixie and Bi-Lo, which such orders are scheduled for shipping in the fourth quarter of Fiscal 1997. Through the period ended March 31, 1997 revenues from Mr. Food's AlloFresh have been approximately $300,000.

      The Consumer Products Division reported gross profit of approximately $292,063 for an approximate margin of 37% in Fiscal 1996 versus a gross profit of approximately $458,059, or an approximate 39% margin the comparable period in Fiscal 1995. SG&A increased by approximately $38,852 in Fiscal 1996 versus Fiscal 1995 as a result of one full year of operation following the execution of the Naturale Agreement in November 1995 and the attendant ramp up of operations as well as planned expansion in this division through the formation of PTP.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's liquidity has continued to improve since June 30, 1995. At June 30, 1996 the Company had working capital of approximately $2,740,016 an increase of approximately 111% from June 30, 1995. Such increase was attributable in part to a private placement of the Company's Common Stock in April 1996 to two institutional investors and two accredited investors resulting in proceeds to the Company of approximately $1 million, with the balance of increased working capital attributable to a loan in the amount of $936,770 from the Company's principal shareholder which was converted to equity in November 1995 as well as funds from operations. See "Certain Transactions". While the Company does not presently anticipate any significant capital expenditures, in order to pursue the Company's plan of operations for Fiscal 1997 it will be necessary for the Company to raise additional working capital. It is presently anticipated that management will seek to raise additional capital through a public or private offering of its securities during Fiscal 1997. There are no assurances, however, that management will definitively determine to proceed with such offering or that the Company will be successful in concluding such an offering. In such event, the continued growth of the Company would be limited to the internal availability of working capital. The Company's inventory, accounts receivable and a substantial portion of its property, plant and equipment are unencumbered and, accordingly, would provide additional sources of internal working capital should the Company elect to enter into an asset based lending arrangement.

NINE MONTHS ENDED MARCH 31

      Results of Operations

      Consolidated revenues for three months ended March 31, 1997 ("Third Quarter Fiscal 1997") increased approximately $ 250,414 or approximately 25% from the three months ended March 31, 1996 ("Third Quarter Fiscal 1996"). Gross profit increased modestly in Third Quarter Fiscal 1997 as compared to Third Quarter Fiscal 1996. Selling, general and administrative expenses (SG&A) increased approximately $203,005 or 131% in Third Quarter Fiscal 1997 from Third Quarter Fiscal 1996 as a result of the continued expansion of the Manufacturing Division which commenced in the fourth quarter of Fiscal 1996. ^Other expenses, charged as a result of the Company's change in accounting policy, decreased approximately $1,029,485 in Third Quarter Fiscal 1997 from Third Quarter Fiscal 1996 as a result of the completion of the Company's efforts in the development of Mr. Food's AlloFresh and a completion of the Company's diversification plans away from its previous dependence upon a single source of revenue as described in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30 1994. Net (Loss) before taxes decreased approximately $954,692 as a result of the aforedescribed decrease in Other Expenses.

      Consolidated revenues for nine months ended March 31, 1997 ("Fiscal 1997 To Date") increased approximately $428,000 or approximately 14% from the nine months ended March 31, 1996 ("Fiscal 1996 To Date"). Gross profit in Fiscal 1997 To Date remained relatively constant as compared to Fiscal 1996 To Date. SG&A increased approximately $192,341 or approximately 131% in Fiscal 1997 To Date from Fiscal 1996 To Date as a result of the continued expansion of the Manufacturing Division. ^Net (Loss) before taxes decreased approximately $1,029,026 in Fiscal 1997 To Date from Fiscal 1996 To Date as a result of the aforedescribed decreased in Other Expenses. In addition, with the acquisition of Federal in May 1997, the revenues of the Manufacturing Division should increase approximately $4 million annually based upon the current level of annualized revenues at Federal prior to its acquisition by the Company. Further, management of the Company is currently evaluating the feasibility of expanding MRO's operations to South Florida, utilizing space available at Federal's facilities. There can be no assurances, however, that such an expansion will be undertaken or that if undertaken, will enhance Company's revenues any material amount.


      Following you will find a separate discussion regarding the results of operations for each of the Manufacturing Division, Staffing Division and Consumer Products Division.

MANUFACTURING DIVISION

      Revenues from the Manufacturing Division were approximately $935,400 for Third Quarter Fiscal 1997 versus revenues of approximately $701,000 for the comparable period in Fiscal 1996. Revenues from the Manufacturing Division were approximately $2,555,430 for Fiscal 1997 To Date versus revenues of approximately $2,148,225 for the comparable period in Fiscal 1996. ^The Manufacturing Division reported a net loss before taxes of $44,432 for the Third

Quarter of Fiscal 1997 to versus net income before taxes of $123,361 for the Third Quarter Fiscal 1996 as a result of the aforedescribed Other Expense related to the start-up of the Manufacturing Division's distribution company, Maintenance Requisition Order Corp. ("MRO"). For the nine months ended March 31, 1997 the net income before taxes of the Manufacturing Division decreased approximately 10% as a result of the Other Expense stated above.

      The increase in revenues at the Manufacturing Division is a result of the expansion of that division which began in Fiscal 1997 through a broadening of the core operations to include both a diversification of the fabrication work to include more CNC and other higher margin fabrication work as well as the sale as an authorized distributor of power transmission components to pre-existing customers and to various new industrial clients with the opening of the new Dalton, Georgia location of MRO. The increase in SG&A expenses for the three months and nine months ended March 31, 1997 from the comparable periods in Fiscal 1996 reflects increased sales and marketing efforts, specifically the addition of a professional engineer to the Manufacturing Division's staff, four new salesmen, two clerical employees and costs for marketing and advertising. For the balance of Fiscal 1997 and beyond, management of the Company anticipates, as a result of the aggressive growth posture of the Manufacturing Division, that SG&A will continue to increase as the revenues base increases. For the balance of Fiscal 1997, based upon information available to date, management of the Company believes the Manufacturing Division will continue to increase revenues based upon its current plans of operations.


STAFFING DIVISION


      Revenues from the Staffing Division were approximately $ 277,000 for Third Quarter Fiscal 1997 versus revenues of approximately $148,000 for the comparable period in Fiscal 1996. Revenues from the Staffing Division were approximately $700,555 for Fiscal 1997 To Date versus revenues of approximately $495,000 for the comparable period in Fiscal 1996. ^The Staffing Division reported net income before taxes of approximatley $10,000 for Third Quarter Fiscal 1997 versus a net loss before taxes of approximatley $30,000 for Third Quarter Fiscal 1996, and net income before taxes of approximately $20,000 for Fiscal 1997 To Date versus a net loss before taxes of approximatley $20,000 for Fiscal 1996 To Date, both as a result of the increase in revenues attributable to lower margin accounts and the effect of the expensing of the aforedescribed other costs as set forth in Notes to Unaudited Consolidated Financial Statements appearing elsewhere herein.

      For the balance of Fiscal 1997 management of the Company believes the Staffing Division will continue to increase revenues based upon their current plans of operations.

CONSUMER PRODUCTS DIVISION


      Revenues from the Consumer Products Division were approximately $25,000 for Third Quarter Fiscal 1997 versus revenues of approximately $128,000 for the comparable period in Fiscal 1996. Revenues from the Consumer Products Division were approximately $330,070 for Fiscal 1997 To Date versus revenues of approximately $504,000 for the comparable period in Fiscal 1996. ^Net (Loss) before taxes decreased approximatley $1,600,000 in Third Quarter Fiscal 1997 versus Third Quarter Fiscal 1996 as well as in Fiscal 1997 To Date from Fiscal 1996 To Date as a result of the substantial completion of the development of Mr. Food's AlloFresh.


      The foregoing results are consistent with those disclosed in prior periods and reflect decrease in revenues which results from the maturity of one product (the ThawMaster family of thawing trays) and the infancy in the life span of that division's newest product, Mr. Food's AlloFresh, for which introduction at the retail level was commenced in the beginning of Fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES


      The Company's working capital at March 31, 1997 was $2,579,797, a decrease of approximately $160,000 from June 30, 1996. This decrease in working capital is primarily the result of the acquisition of additional ^property, plant and equipment related to the growth of the Manufacturing Division as well as additional costs incurred by the Consumer Products Division with respect to its newest product, Mr. Food's AlloFresh. As hereinabove disclosed, in May 1997 the Company acquired Federal. At the present time the Company's operations are sufficient to satisfy its cash needs. Currently, the Company has no external sources of working capital; however, the Company's inventory, accounts receivable and a substantial portion of its property, plant and equipment are unencumbered and, accordingly, would provide additional sources of internal working capital should the Company elect to enter into an asset based lending arrangement. At the present time, the Company has no material commitments for any additional capital expenditures.


      Federal's existing receivable factoring arrangements and internal sources of working capital are sufficient to satisfy Federal's cash needs. Accordingly, assuming the conclusion of such acquisition, of which there can be no assurance, it presently appears to management of the Company based upon information known to date that no additional working capital is required by Federal to continue its operations on the basis now conducted.

                                   BUSINESS

OVERVIEW

      Workforce Systems Corp. (formerly known as Wildflower Financial Corp.), a Florida corporation (the "Company"), was formed on August 17, 1992 to seek acquisition possibilities throughout the United States and to make acquisitions or enter into other business endeavors to the extent its limited assets would allow. In order to raise the capital necessary to accomplish such goals, the Company offered 10,000 shares of Common Stock at a purchase price of $6.00 per share to the public pursuant to a registration statement under the Act, through its then executive officers on a "best efforts" basis, giving no effect to the one for four stock split of the Company's Common Stock which was effective April 3, 1997. In June 1993 the Company completed its initial public offering with the sale of 3,505 shares of Common Stock, receiving net proceeds, after the costs of the offering, of approxi mately $11,371.

      Acquisition of Prime Florida and OIS
      ------------------------------------

      Pursuant to its intended business purpose to make acquisitions or enter into other business endeavors, on June 14, 1994 Mr. F. W. Miller, the Company's principal shareholder, President and Chairman, sold an aggregate of 4,550 shares of the Company's restricted Common Stock owned by him, representing approximately 55% of the Company's then issued and outstanding stock, in a private transaction exempt from registration under the Act to Yucatan Holding Company, a Florida corporation ("Yucatan"), for $60,000 (the "Purchase Price"). Payment of the Purchase Price was tendered in the form of $5,000 cash at closing together with a $55,000 principal amount installment promissory note due in full on or before December 31, 1994. Concurrent with the purchase of the stock by Yucatan, the Company's then current officers and directors resigned and the Company's current officers and directors were elected.

      Effective June 30, 1994 the Company acquired 51.9% of the issued and outstanding stock of Outside Industrial Services, Inc., a Tennessee corporation doing business as Outside Plant Services ("OIS") for 70,000 shares of the Company's Series B $5.00 Cumulative Convertible Preferred Stock ("Series B Preferred") from an unaffiliated third-party in a private transaction exempt from registration under the Act. The designations, rights and preferences of the Preferred Stock provided that the holder thereof (a) should receive annual dividends equal to $.43 per share, (b) was entitled to full voting rights, share for share, with any then outstanding Common Stock as well as with any other class or series of stock of the Company  having  general  voting  power with the
Common Stock concerning any matter being voted upon by the Company's shareholders, (C) was entitled to convert such shares into shares of the Company's restricted Common Stock at any time on a one for one basis (which would be subject to any stock splits or dividends declared by the Company) and
(d) was redeemable at the option of the Company at $4.30 per share. On May 30, 1996 the holder of the Series B Preferred converted such shares into 17,500 shares of the Company's Common Stock. See "Selling Security Holders."

      Also effective June 30, 1994 the Company acquired all of the issued and outstanding stock of Prime Florida, Inc., a Florida corporation ("Prime") from Yucatan, which was an affiliate of the Company, for 187,500 shares of the
Company's restricted Common Stock in a private transaction exempt from registration under the Act. Prime's sole assets included its rights under the Management Services Agreement with OIS which entitled Prime to all the cash flow from OIS, together with a 7.4% interest in OIS.

      Giving effect to both the 51.9% interest in OIS the Company acquired from the unaffiliated third party, together with the 7.4% interest in OIS the Company acquired through its ownership of Prime, the Company then owned 59.3% of the issued and outstanding stock of OIS. On November 30, 1994 the Company exchanged 30 shares of its Series A Preferred Stock for 155 shares of the common stock of OIS thereby completing its plan to acquire at least 80% of OIS which began in June 1994. Following such share exchange, the Company is the beneficial owner of approximately 81% of OIS. The designations, rights and preferences of the Series A Preferred Stock provide that the shares (a) have full voting rights, share for share, with the then outstanding common stock of the Company as well as any other series of preferred stock then outstanding, (b) are not convertible into any other class of equity of the Company, (C) are redeemable at any time at the Company's option at par value of $.001 per share, (d) pay dividends at the sole discretion of the Company's Board of Directors, (e) are not transferrable without the consent of the Company's Board of Directors and (f) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest.

      The foregoing acquisitions of OIS and Prime were consummated by the Company in accordance with its previously stated business purposes to make acquisitions or enter into other business endeavors. The determination of the amount of consideration paid by the Company in the acquisitions of OIS and Prime was made by management of the Company based upon its analysis of industry comparable including, but not limited to, price/earnings ratios and multiples of book value for similar companies discounted for the then reliance on primary contracts. Specifically, management of the Company, based upon an average derived from historical and then current pre-tax net income and cash flow adjusted for non-recurring items of OIS, used a multiple of 20 (comparable to other industry criteria) and discounted such approximately 65% due to OIS' then current economic dependance upon its primary contractual relationship.

      Expansion Into Contract Manufacturing
      -------------------------------------

      On November 4, 1994 the Company entered into an agreement (the "Naturale Agreement") with Naturale Home Products, Inc. ("Naturale"), an unaffiliated third party, whereby the Company was named the exclusive manufacturer through a then to-be-established wholly-owned subsidiary of the Company for all products developed and marketed by Naturale, including the ThawMaster(TM) thawing trays, Naturale's initial product. The material terms of the agreement provided that the Company at its option could either continue the contract manufacturing then currently in effect between Naturale and an unaffiliated third party, establish additional manufacturing facilities operated by the Company or sub-contract the manufacturing to other third parties.

      In addition to the revenue to be generated through the manufacturing and sale by the Company of the products to Naturale, the Company is entitled to a royalty of $.30 to $.50 per unit in perpetuity on all products sold by Naturale. The Company was also granted a 15% equity interest in Naturale on a fully diluted basis. At the time of the transaction the Company recorded no value on its balance sheet as to this 15% interest due to the minority position it represented within Naturale and the immaterial value to the Company. On May 30, 1996 the Company divested itself of such 15% interest in Naturale, a marketing company, but retained the exclusive manufacturing rights under the Naturale Agreement. The Company determined such 15% interest was immaterial to the Company's financial statements and operations and further conflicted with the establishment of PTP to market the Company's products. The Company granted Naturale the option of acquiring the manufacturing operations at a price equal to the investment in the subsidiary, as well as the option to acquire the rights to the royalty at a price to be negotiated by the parties in the future. Following the execution of the Naturale Agreement, in 1994 the Company formed NHP Manufacturing Corp., a Florida corporation ("NHP"), a wholly-owned subsidiary of the Company, pursuant to the terms of the Naturale Agreement. Subsequent to the acquisition of IFR (as described below), NHP, even though it is a subsidiary of the Company, by virtue of the nature of its operations has been overseen by IFR even though NHP falls within the Company's consumer products division.

      Soon after the execution of the Naturale Agreement it became evident to management of the Company that the then current contract manufacturer was unable to accommodate the production schedule or quality control standards in relation to the ThawMaster(TM) production. Thereafter the Company determined to sub-contract out the milling and anodization of the trays to other fabricators who were unaffiliated third parties and to internally perform the finishing stages of the thawing trays, including silk screening, assembly, packaging and shipping. The Company continued to experience quality control problems with the new fabricators, as well as delays in delivery of milled trays. Further, the Company determined that by further internalizing the manufacture of the thawing trays that it would be able to reduce the cost of the product as a result of the high profit margin being enjoyed by the third-party fabricators. The initial success of the thawing trays and the potential to internalize the high margin of third party fabricators created an extraordinary opportunity for the Company to dramatically increase its asset base, revenue base and successfully diversify it operations and eliminate its reliance on a single revenue source. Accordingly, in the Spring of 1995 the Company began to fully internalize the production of the thawing trays, with the exception of the anodization, through a series of events which led to the acquisition of IFR as described below. This achieved the Company's goal with respect to the further internalization of the manufacture of the thawing trays as well as to diversifying the Company's operations and revenue base.

      Acquisition and Expansion of Industrial Fabrication & Repair
      ------------------------------------------------------------

      On May 22, 1995 the Company acquired 100% of the issued and outstanding capital stock of Industrial Fabrication & Repair, Inc. ("IFR") from Lester E. Gann ("Gann") in exchange for 31,481 shares of the Company's restricted Common Stock (the "IFR Agreement") in a private transactions exempt from registration under applicable federal and state securities laws as well as being tax-free pursuant to Section 368 of the Internal Revenue Code. The Company granted Mr. Gann a 24 month right of first refusal as to the IFR stock purchased by the Company in the event of a change of control of the Company (as that term is defined in the Agreement) or if the Company should desire to transfer the IFR stock to an unaffiliated third party or to sell all or substantially all of IFR's assets. IFR, a Tennessee corporation based in Knoxville, Tennessee, provides machining, welding, speciality design and fabrication for custom applications to clientele from various industries including paper, steel mills, rock quarry operations, coal mining applications and bottling facilities. Concurrent with such acquisition, Mr. Gann executed a three year employment agreement with IFR providing for an annual base salary of $96,000 with performance bonuses at the discretion of the Board of Directors. See "Management."

      In June 1995 the Company purchased a 35,000 square foot manufacturing facility in Knoxville, Tennessee from an unaffiliated third party to serve as the new headquarters for IFR. See "Properties."

      In July 1996 IFR expanded its scope of business though the formation of Maintenance Requisition Order Corp., a Florida corporation ("MRO") which is a wholly-owned subsidiary of IFR. MRO, based in Dalton, Georgia, is an industrial supply house representing several lines of power transmissions products, such as gear boxes, bearings and couplings, which are commonly used in industrial manufacturing and operating facilities. MRO further diversifies IFR's business base insomuch as historically IFR had been a fabricator and maintenance provider without the additional competitive advantage of being an authorized factory distributor for many of the components used in its business. While there can be no assurances, management of IFR believes first year revenues from MRO could be $1 million based upon management's analysis of the potential market for MRO's product lines. In connection therewith, the Company announced on June 2, 1997 that MRO had received blanket purchase orders for various power transmission components from a new Fortune 500 customer that are valued initially at $300,000. The Company anticipates that due to the nature of the customer's needs and oral indications it has received, purchases from that customer could approach $600,000 on an annualized basis. Due to competitive factors, the Company is not disclosing the name of the customer.

      Formation of Consumer Products Division
      ---------------------------------------

      In October 1995 following the initial success of NHP, the Company formed a consumer products division and incorporated Products That Produce, Inc., a Florida corporation ("PTP") which is owned 80% by the Company and 20% by William
P. Heath, III, a then unaffiliated third party who initially served as its president. Since November 1996 Mr. Heath has had no operational role within PTP.

      PTP's mission is to identify and market new consumer products to both innovative and moderately priced. The first product undertaken by PTP is Mr. Food's AlloFresh. The product is being marketed under an endorsement by Art Ginsburg, the nationally syndicated T.V. chef known as Mr. Food. Made nationally from minerals, non-toxic and environmentally safe, Mr. Food's AlloFresh works to prevent food decay and eliminates bacteria, moisture, mold, mildew and odors in refrigerators, kitchen and around the house. The product had its debut in June of 1996 through a nationwide direct response television commercial, with this initial introduction followed by introduction into the retail market place through mass merchandisers, grocery and drug store chains.

      Acquisition of American Industrial Management, Inc.
      ---------------------------------------------------

      In February 1996 the Company acquired 100% of the issued and outstanding capital stock of American Industrial Management, Inc., a Tennessee corporation ("AIM") from Messrs. Robert Lovelace, David Debuty and Jones Leasing, Inc., its shareholders, in a private transaction exempt from registration under applicable federal and state securities laws in exchange for 4,375 shares of the Company's restricted common stock. The acquisition price paid for AIM of approximately $87,500 value in restricted stock was calculated by management in an amount equal to approximately one-half of the previously annualized revenues of AIM. AIM, founded in 1995 and based in Knoxville, Tennessee, provides industrial personnel for light manufacturing and assembly line operations to businesses located in the East Tennessee area. Messrs. Lovelace and Debuty remained operating officers of AIM following the closing of the transaction pursuant to three year employment agreements. In September 1996 AIM gave Mr. Debuty 60 days notice of its intention to terminate his employment agreement.

      As additional incentive to build the business of AIM, the Company granted Mr. Lovelace certain incentives. Specifically, in the event the financial statements of AIM, as prepared in accordance with generally accepted accounting principles applied on a consistent basis reflect a certain pre-determined average gross profit per month for the immediately preceding three month period (based upon fiscal quarters for the fiscal year ending June 30) as hereinafter set forth, and Mr. Lovelace is then an employee of AIM, Mr. Lovelace is entitled to earn additional shares of the Company's restricted common stock. Specifically, at such time as AIM's financial statements reflect an average gross profit (as defined in the share exchange agreement) of at least $50,000 per month for the preceding fiscal quarter, Mr. Lovelace shall be entitled to receive a one time issuance of 12,500 shares of the Company's restricted common stock; and at such time as AIM's financial statements reflect an average gross profit (as defined in the share exchange agreement) of at least $70,000 per month for the preceding fiscal quarter, Mr. Lovelace shall be entitled to receive a one time issuance of an additional 25,000 shares of the Company's restricted common stock; and at such time as AIM's financial statements reflect an average gross profit (as defined in the share exchange agreement) of at least $90,000 per month for the preceding fiscal quarter, Mr. Lovelace shall be entitled to receive a one time issuance of an additional 30,625 shares of the Company's restricted common stock. See "Management."

      Acquisition of Federal Supply, Inc. and Federal Fabrication, Inc.
      -----------------------------------------------------------------

      In May 1997 the Company further expanded its manufacturing division through the acquisition of 100% of the issued and outstanding stock of Federal Supply, Inc. and Federal Fabrication, Inc. (collectively, "Federal") in exchange for 110,000 shares of the Company's restricted Common Stock in a private transaction exempt from registration under applicable federal and stated securities laws. Federal is a fabricator and distributor of custom-designed fire sprinkler systems and components. In connection therewith, Robert Hausman, the principal shareholder of Federal Supply, Inc. (a Florida corporation formed in August 1994) and the sole shareholder of Federal Fabrication, Inc.(a Florida corporation formed in February 1996) was elected to the Company's Board of Directors and appointed President of the Company. See "Management."

DIVISIONAL OVERVIEW

      As a result of the foregoing, the Company presently has three operating divisions. The following chart sets forth the current corporate structure.

                                     PARENT
                                     ------
                            WORKFORCE SYSTEMS CORP.
                    ----------------------------------------
                    |                    |                 |
                STAFFING            CONSUMER               |
                DIVISION            PRODUCTS         MANUFACTURING
                --------            --------         -------------
                |      |            |      |               |     |
               AIM    OIS          PTP    NHP             IFR  FEDERAL
                                                           |
                                                          MRO

      Following is a detailed discussion of each of the Company's divisions.

Manufacturing Division
----------------------

      The Manufacturing Division of the Company is comprised of Industrial Fabrication & Repair, Inc. ("IFR"), its subsidiary Maintenance Requisition Order Corp. ("MRO") and Federal Supply, Inc. and Federal Fabrication, Inc. (collectively, "Federal").

      IFR, a Tennessee corporation formed in 1979 and based in Knoxville, Tennessee, provides machining, welding, speciality design and fabrication for custom applications to clientele from various industries including paper, steel mills, rock quarry operations, coal mining applications and bottling facilities. IFR maintains clients within the 150 mile radius of Knoxville, Tennessee including Coca-Cola Co., Pepsico, Kimberly-Clark Corp., American Limestone, Florida Steel Corp., Vulcan Materials Co., Dixie Cement, Blue Diamond Coal and Southeast Ecology Group, a division of Westinghouse. For the year ended June 30, 1996, IFR accounted for approximately 66% of the Company's revenues on a consolidated basis. No single client accounts for more than 10% of IFR's annual revenues.

      IFR provides its clients with custom design plant processing thereby minimizing downtime and maximizing production capacity. A sample of current or pending projects undertaken by IFR include designing components to be used to crush slag in a radioactive waste processing facility to facilitate packing of the material for shipment and manufacturing systems in steel mills for transfer of five ton blocks of rebar to facilitate loading and storage.

      In July 1996 IFR expanded its scope of business though the formation of MRO, a Florida corporation, which is a wholly-owned subsidiary of IFR. MRO, based in Dalton, Georgia, is an industrial supply house representing several lines of power transmissions products, such as gear boxes, bearings and couplings, including lines from Falk, Goodman Material Handling Components, Nachi, Leeson Electric, Rainbow Chain, Douglas Manufacturing and Superior Idlers together with a variety of other chain, bearing and idler distributors handling components which are commonly used in industrial manufacturing and operating facilities. As discussed below under "Competition", management of the Company believes the addition of MRO has the potential (although there can be no assurances) to significantly increase IFR's competitive advantage in the marketplace. While there can be no assurances, management of IFR believes first year revenues from MRO could be $1 million based upon management's analysis of the potential market for MRO's product lines.

      The Company has also contracted with third parties to develop and maintain an Internet web site for both IFR and MRO. This web site, which is under development and anticipated to be fully operational during the fourth quarter of Fiscal 1997, will contain information regarding the custom design capabilities of IFR together with a comprehensive inventory of new and rebuilt power transmission components. The material terms of the agreement requires the developer to provide the Company with a custom, turn key site developed to the Company's specifications, as well as full maintenance of the sites until such time as the Company in its sole discretion begins to derive profits from the operation of the site. Management of the Company believes, although there can be no assurances, that based upon the success of Industry.Net, which according to its literature brings together more than 200,000 buyers and 4,500 sellers of industrial products, many of which are similar to those products and services to be offered by IFR and MRO, this online site will be an expanded venue for the manufacturing division and will link IFR and MRO with its existing customer base as well as expanding its sales opportunities throughout the United States as well as internationally.

      In May 1997 the Company further expanded its scope through the acquisition of Federal. Federal, located in Pompano Beach, Florida, is a fabricator and distributor of custom-designed fire sprinkler systems and components sold primarily to contractor installers associated in the commercial and industrial construction industry. Federal's current projects include a complete fire-sprinkler systems for the presently under-construction Broward Arena, the future home of the National Hockey League Florida Panthers. No single client accounts for more than 10% of Federal's annual revenues. Federal purchases the raw materials used in its products from a variety of third-party sources and is not dependent upon one single supplier.

      Competition
      -----------

      While IFR competes with numerous fabricators in the East Tennessee area, management of IFR believes it has limited direct competition as a result of the comprehensive nature of its services. Within the 150 mile radius of its client base, IFR is one of a select few fabricators which offers a full bevy of services from concept and design to engineering and prototype to custom systems. Management believes the recent formation MRO will increase IFR's competitive advantage by providing IFR's customers with a single source supply for their production needs. There can be no assurances, however, that IFR in fact maintains a competitive advantage or that if such competitive advantage exists, IFR will be able to retain same in the future.

      MRO competes with a wide variety of industrial supply houses, the majority of which are larger, have historical operations and greater resources. There are no assurances MRO will be able to effectively compete in its market.

      Federal competes with a wide variety of fire sprinkler system manufacturers and distributors in the South Florida area, many of whom are larger with greater capital resources and operating history than Federal. There are no assurances Federal will ever attain a competitive advantage in its market.

      Government Regulation and Environmental Compliance
      --------------------------------------------------

      The operations of the manufacturing division are not subject to any state or government regulations at the present time, other than normal and customary rules and regulations, including environmental regulations, to which most companies are subject. There can be no assurances, however, that future regulations at the state or federal level, if adopted, will not have a material adverse effect on the operations of the manufacturing division.

      Employees
      ---------


      As of March 31, 1997, the Manufacturing Division had approximately 35 employees, all of which are full time. Federal, acquired in May 1997, has approximately 15 full-time employees. The Manufacturing Divisions considers its employee relations to be good.


Staffing Division
-----------------

      The staffing division is comprised of two entities, Outside Industrial Services, Inc. ("OIS"), a Tennessee corporation founded in 1982, and American Industrial Management, Inc. ("AIM"), a Tennessee corporation founded in 1995. For the year ended June 30, 1996, the staffing division accounted for approximately 16% of the Company's revenues on a consolidated basis.

      The staffing division does not offer traditional "temporary" services such has providing several employees on an intermittent, as needed basis. The staffing division's niche market is to provide specialized labor services on a contract basis to businesses in the light industrial and light manufacturing areas, augmenting the client's base of permanent employees. The staffing division supplies personnel with a wide variety of manufacturing skills to perform skilled and unskilled tasks including assembly line, janitorial, transportation and maintenance.

      The staffing division recruits employees on an as needed basis to fulfill its existing contracts. Such contracts typically provide for a 30 day termination by either party. As of the date hereof, AIM as three clients which account for 36%, 22% and 14% of its current, revenues, respectively, and OIS has one client which accounts for 100% of its revenues. The loss of one or more of such clients could have a material adverse impact upon AIM's operations until replacement clients are secured, of which there can be no assurance.

      Competition
      -----------

      The staffing division competes with many large international and national companies, as well as many smaller regional and local companies, many of whom have far greater assets and revenue base than the staffing division. There are no assurances the staffing division will ever maintain a competitive advantage in its marketplace.

      Government Regulation and Insurance
      -----------------------------------

      In many states, the temporary services industry is regulated; however, the staffing division is not subject to any specific regulation in the State of

Tennessee where all of its current operations are based. In the event the staffing division should expand its operations outside the State of Tennessee, of which there are no present plans, it may become subject to regulation by other states. There can be no assurance that future regulations in the State of Tennessee, if adopted, or existing or future regulations in states in which the staffing division should expand its operations will not have a material effect on the staffing division's operations.

      Employees
      ---------

      As of March 31, 1997, the staffing division had approximately 60 employees providing services under existing contracts. In addition to the employees it provides its clients under the existing contracts, the staffing division employs an additional four management and administrative employees. The staffing division considers its employee relations to be good.


Consumer Products Division
--------------------------

      As discussed above, following the execution of the Naturale Agreement in November 1994, the Company undertook the establishment of a contract manufacturing division for a consumer product through a then wholly-owned subsidiary, NHP, a Florida corporation formed in 1994. NHP's current operations are presently limited to the manufacture of the ThawMaster(TM) family of thawing trays. It is not presently anticipated that NHP's operations will expand beyond their current base, and, accordingly, NHP is dependant upon its contract with Naturale. For the year ended June 30, 1996 NHP (exclusive from PTP) accounted for approximately 18% of the Company's revenues on a consolidated basis. The loss or reduction of such revenues could have a material adverse affect upon the Company until such time as the consumer products division is able to successfully complete its expansion through PTP.

      The thawing trays are manufactured from high grade aluminum alloy which is purchased by NHP either directly from Reynolds Aluminum or on the spot market from distributors. The price of aluminum, like all commodities, is subject to price fluctuation from time to time which can either increase or decrease the manufactured cost of the thawing trays as the aluminum is the most expensive component of the thawing tray. Historically, the Company has been able to obtain a sufficient supply of aluminum at a relatively stable price. There can be no assurances, however, that such will continue to be the case in the future.

      NHP owns all inventory of completed thawing trays until such time as the product is shipped to Naturale's customers, thereby creating a receivable at Naturale. NHP has a perfected blanket security interest in all of Naturale's assets, which includes Naturale's receivables.

      In October 1995 the Company formed Products That Produce, Inc., a Florida corporation ("PTP") which is owned 80% by the Company and 20% by William P. Heath, III. Mr. Heath initially served at PTP's president. In November 1996 Mr. Heath's operational involvement with PTP ceased but continues to be a shareholder. PTP's mission is to identify and market new consumer products that are both innovative and moderately priced. PTP business plan provides that it will assist inventors of fresh, innovative consumer products in getting those products to market through the provision of a wide array of comprehensive services, including everything from package design, to manufacturing (either directly or on an exclusive sub-contract basis) to receivables financing. While there are numerous larger companies and conglomerates which operate in essentially the same fashion, the Company believes, although there can be no assurances, that PTP, by virtue of its size and flexibility, will be able to attract inventors of unique and innovative products and close transactions with these inventors at greater speed than these larger companies while providing more attractive packages to the inventors.

      The first product to be undertaken by PTP is Mr. Food's AlloFresh. The product is being marketed under a license agreement with Ginsburg Enterprises Incorporated ("Ginsburg") which provides for an endorsement by Art Ginsburg, the nationally syndicated T.V. chef known as Mr. Food. Pursuant to the terms of the two year agreement, Ginsburg granted PTP a license to the "Mr. Food" marks in connection with the marketing and sale of the product. As consideration, Ginsburg is entitled to a certain royalty payments, specifically (a) 15% of the sales price for any sales made via direct response television or through electronic retailers or (b) 5% of the sales price for any other sales.

      Made nationally from minerals, non-toxic and environmentally safe, Mr. Food's AlloFresh works to prevent food decay and eliminates bacteria, moisture, mold, mildew and odors in refrigerators, kitchen and around the house.

      Pursuant to the Company's prospecting, acquisition of mineral rights and coordination of the necessary geophysical analysis of the minerals, the Company has executed a five year exclusive lease, which is renewable at the option of the Company for an additional five year term, with an unaffiliated third party which permits the Company to excavate whatever quantities of the minerals as it deems necessary for an annual base fee of $30,000 for the first 1,000 tons. Management of the Company has determined to renew the lease for the additional five year term pursuant to its terms. Such amount is payable in advance at the beginning of each year of the term of the lease and no portion is refundable in the event at least 1,000 tons are not excavated during the subject year. Thereafter, the Company pays a fee of $30 per ton. Based upon its inspection of the property, including visits by independent geologists retained by the Company, management of the Company believes there are sufficient quantities of the minerals readily available to meet whatever consumer demand may develop for either Mr. Food's AlloFresh or any variation of the product which the Company may market in the future.

      Mr. Food's AlloFresh, which is not subject to any special government approval or regulation, was introduced in late June 1996 through a five week direct response television campaign. The introduction of Mr. Food's AlloFresh into the retail market place through sales to mass merchandises, grocery and drug store chains commenced in August 1996. Based upon the initial sales to date of this product, management of the Company believes, although there can be no assurances, that a significant market demand exists for Mr. Food's AlloFresh. Based upon information from Information Resources Inc. of Chicago, Illinois, Arm & Hammer baking soda generates approximately $60 million in revenues last year. Such revenues do not include sales of other private label baking soda lines or the home and pet deodorizing lines of baking soda based products.

      As Mr. Food's AlloFresh not only removes moisture and odor the same as baking soda, because Mr. Food's AlloFresh also extends the life of foods by absorbing the gases naturally emitted by foods as they decay, management of the Company believes, although there can be no assurances, that Mr. Food's AlloFresh can over time significantly penetrate the market because of its value-added properties. Although there can be no assurances, management of PTP believes that Mr. Food's AlloFresh has a first year sales potential following the completion of the introduction of the product of at least $10 million based upon management's analysis of various factors including, but not limited to, the uniqueness of the product, the approximate size of the market for baking soda (a similar product), the additional benefits of the product to consumers from the increase in shelf life of product, meats and other perishable food products and internal estimates for per store case sales of household type chemicals in the same retail price point.

      Through the period ended March 31, 1997 revenues from Mr. Food's AlloFresh were approximately $300,000. Management of PTP believes, based upon oral statements and negotiations between the independent sales representatives and representatives of the chains, that discussions between sales representative and several national and regional food, drug and mass merchandise chains could lead to significant orders for Mr. Food's AlloFresh. ^ While initially projected for the second quarter of Fiscal 1997, ^during the third fiscal quarter of 1997 PTP began receiving initial test orders from national grocery store chains, including Winn-Dixie and Bi-Lo, which such orders are scheduled for shipment during the fourth fiscal quarter of 1997. There can be no assurances, however, that PTP will realize its sales goals.

      Mr. Food's AlloFresh is being marketed to retailers through the engagement by PTP of 23 independent food brokers across the United States. These independent contractors are entitled to commissions of 7% of the sales price, which such amounts are generally payable by PTP within 15 days following the month in which PTP receives payment from the retailer. The independent food brokers are responsible for any expenses they incur in connection with their sales of Mr. Food's AlloFresh. The agreements between the independent sales representatives and PTP may be terminated by 30 days prior written notice by either party. In the event PTP should determine to terminate one or more of such independent sales representative, management of the Company does not believe it would experience any difficulties in engaging replacement food brokers.

      The Company has also contracted with third parties to develop and maintain an Internet web sites for the consumer products division. These web sites, which are under development and anticipated to be fully operational during the third quarter of Fiscal 1997, will offer a variety of products for the home in an interactive shopping mall format. Browsers will be able to purchase directly on line by either e-mail or by faxing or calling an 800 number. The site will also permit online credit card orders using all major credit cards and the net site will be equipped with a secure transaction server utilizing RSA technology to enable commerce and secure transactions on the network. This multi protocol security method is currently implemented to provide secure versions of NNTP
(news) and HTTP.SSL has been adopted by major Internet vendors, financial institutions and certification authorities. The material terms of the agreement requires the developer to provide the Company with a custom, turn key site developed to the Company's specifications, as well as full maintenance of the sites until such time as the Company in its sole discretion begins to derive profits from the operation of the site. There can be no assurances that this home page will initially or ultimately be successful; however, management of the Company believes that eventually shopping online will be as common and successful as catalog shopping and electronic retailing is today.

      Competition
      -----------

      PTP competes with many large international and national companies, as well as many smaller regional and local companies, offering a wide variety of consumer products, many of whom have far greater assets and operating history than PTP. There are no assurances that PTP or Mr. Food's AlloFresh will ever maintain a competitive advantage in its market place.

      Employees
      ---------

      As of March 31, 1997, PTP has approximately four full time employees in addition to the 23 independent contractors hereinbefore described. PTP considers its employee relations to be good.

                                   PROPERTIES

      The Company maintains principal executive offices in approximately 850 square feet of commercial office space which are leased from an unaffiliated third party for approximately $750 per month on a month-to-month basis. The Company's employee staffing division leases two separate facilities, both located in East Tennessee. The first space which is comprised of approximately 1,800 square feet of commercial office space is leased by AIM from an unaffiliated third party under a five year lease expiring in September 2000 for approximately $1,000 per month. OIS leases an additional 500 square feet of office space on a month to month basis for $350 per month from an unaffiliated third party. PTP leases approximately 700 square feet of commercial office space in Fort Lauderdale, Florida from an unaffiliated third party under a five year lease expiring in December 2000 for approximately $700 per month. MRO leases approximately 8,000 square feet of industrial/warehouse space in Dalton, Georgia from an unaffiliated third party on a month to month basis for approximately $1,000 per month. All of these locations are presently sufficient for the required purposes and should the Company wish to relocate any office in the future, management does not believe it would experience any difficultly in locating and securing alternative office space at a reasonable rate.

      Prior to its acquisition by the Company, IFR's principal offices were located in a 13,500 square foot office/industrial building in Knoxville, Tennessee which was leased by IFR from Mr. Gann, IFR's President and then sole shareholder, on an annual basis at a monthly rental of $3,400. Following the Company's acquisition of IFR, IFR continues to lease this space from Mr. Gann on a monthly basis at a rental of $1,400 per month.

      In June 1995 following the acquisition of IFR the Company, through a wholly-owned subsidiary Workforce Properties Corp., acquired fee simple title to an approximate 35,000 square foot office/industrial building in Knoxville,

Tennessee (the "Manufacturing Facility") from an unrelated third party to provide sufficient space for both the thawing tray manufacturing as well as an expansion of IFR's business.

      The Manufacturing Facility was encumbered by an existing first mortgage in the original principal amount of approximately $585,000, with interest at 7 3/4% over the 110 month term which commenced in June 1993. The first mortgage provided for an initial monthly payment of $4,800 with a monthly increase of 0.377% during the term of the mortgage and no pre-payment penalty. Upon maturing, assuming all monthly mortgage payments were then current, the mortgage would be satisfied in full. The Company assumed the existing first mortgage on the Manufacturing Facility, with a remaining principal balance of approximately $ 390,000 pursuant to the original terms and conditions of the first mortgage.

      In connection with the purchase of the Manufacturing Facility, the Company also assumed approximately $101,000 in past due city and county real estate taxes due on the Manufacturing Facility. Prior to such assumption, the Company negotiated an arrangement with the City of Knoxville for the payment of the past due taxes, which approximated $61,000 in the aggregate for the years 1991, 1992, 1993 and 1994, over a period of 24 months by making monthly installments of $2,538.00. The Company also assumed a similar arrangement the prior owner of the Manufacturing Facility had negotiated with Knox County for the payment of past due taxes, which approximated $40,000 for the years 1990, 1991, 1992, 1993 and 1994, over a period of 12 months by making monthly installments of $3,797.72. The Company has made all of the required tax payments in accordance with the terms negotiated with each taxing authority, as well as paying all current taxes on the real property as they become due and payable.

      The Manufacturing Facility, which is in good condition, is sufficient for the Company's present needs and management of the Company believes it is adequately covered by insurance.

      The Company has executed a five year exclusive lease, which is renewable at the option of the Company for an additional five year term, with an unaffiliated third party which permits the Company to excavate whatever quantities of the minerals which are the component of Mr. Food's AlloFresh as it deems necessary for an annual base fee of $30,000 for the first 1,000 tons. Management of the Company has determined to renew the lease for the additional five year terms pursuant to its terms. Such amount is payable in advance at the beginning of each year of the term of the lease and no portion is refundable in the event at least 1,000 tons are not excavated during the subject year. Thereafter, the Company pays a fee of $30 per ton.

      Federal leases an aggregate of approximately 50,000 square feet of office/warehouse space in Pompano Beach, Florida from unaffiliated third parties under leases expiring in 1999 and 2001 for an aggregate monthly rental of approximately $18,000. Federal subleases 16,000 square feet of such space to an unaffiliated third party under a sublease expiring in 2000 which provides rental payments to Federal of approximately $5,500 per month.

                               LEGAL PROCEEDINGS

             The Company is not involved in any pending litigation.

                                  MANAGEMENT

      The following table sets forth the names, ages and positions held with respect to each Director and Executive Officer of the Company.

      Name                   Age               Position
      ----                   ---               --------

Ella Boutwell Chesnutt        45          Chairman

Robert Hausman                41          Director, President

Jayme Dorrough                29          Director, Vice President and Secretary

      All officers of the Company will hold office until the next annual meeting of the Company. There are no arrangements or understanding between any such officer of the Company and any other person or persons pursuant to which such officer was or is to be selected as an officer of the Company.

      The following sets forth biographical information as to the business experience of each current Director and Executive Officer of the Company.

      ELLA BOUTWELL CHESNUTT. Mrs. Chesnutt has served as a director and President of the Company from June 14, 1994 until June 1, 1997 at which time she was elected Chairman of the Board. She also serves as a director and President of Workforce Properties Corp. and a director of OIS, AIM, IFR, NHP, MRO and PTP. Mrs. Chesnutt is also an officer and director of Yucatan Holding Company, the Company's principal shareholder. Mrs. Chesnutt, who is not an employee of the

Company and has other business interests outside of the Company, devotes as much time to the affairs of the Company as she deems necessary which equates to approximately 30% of her time. Mrs. Chesnutt joined Marine Sports, Inc., a public company, in October 1991 as Director of Legal Affairs and Secretary. Thereafter she served as Director of Legal Affairs (from May 1992 until March
1993) and Vice President of Corporate  Administration (March 1993 until November
1993) of Aspen Marine Group, Inc., a public company and the parent company of Marine Sports, Inc. Mrs. Chesnutt was a paralegal experienced in corporate and securities law with emphasis in public and private offerings. From March 1987 until October 1991 Mrs. Chesnutt was employed by Atlas, Pearlman & Trop., P.A., Fort Lauderdale, Florida and from March 1983 until March 1987 she was employed by Broad & Cassel, Miami, Florida. Mrs. Chesnutt received a B.S. in Business Administration from the University of South Florida.


      ROBERT L. HAUSMAN. Mr. Hausman joined the Company's Board of Directors and was elected President on June 1, 1997 following the closing of the Federal acquisition. Since October 1994, Mr. Hausman has been President and Chief Executive Officer of Federal Supply, Inc. and Federal Fabrication, Inc. Since May 1995, Mr. Hausman has also been 25% shareholder of South Eastern Sound & Communications, Inc., a Boca Raton based sales, service and installation company of sound and communications systems. In addition, since May 1996 Mr. Hausman has owned a one-third interest in All-Star Sports Camp, Boca Raton, Florida. From February 1982 until July 1994, Mr. Hausman was a 50% owner of Bedford Weaving Mills, a Bedford, Virginia based speciality textile mill which was acquired by Mr. Hausman and his partner in February 1982 from Belding Hemingway Inc. (NYSE:BHY). Subsequent to such acquisition, Bedford Weaving Mills increased its revenues and earnings from a approximately $5 million, with operating losses, to approximately $20,000,000 with pre-tax profits. Mr. Hausman received a B.S. in Management and Marketing in 1977 from Philadelphia College of Textiles and an MBA in Marketing and Management in 1978 from Babson College.

      JAYME DORROUGH. Mrs. Dorrough has served as a director and Secretary of the Company since June 14, 1994 and Vice President since July 5, 1994. Mrs. Dorrough also serves as a director and President of Prime and OIS, and director of Workforce Properties Corp., AIM, IFR, MRO and PTP. Mrs. Dorrough is also an officer and director of Yucatan Holding Company, a principal shareholder of the Company. Mrs. Dorrough, who is not an employee of the Company and has other business interests outside of the Company, devotes as much time to the affairs of the Company as she deems necessary which equates to approximately 10% of her time. From August 1987 until October 1989, Mrs. Dorrough was employed by Baker, Worthington, Crossley, Stansberry & Woolf, Knoxville, Tennessee as an administrative assistant.

KEY EMPLOYEES AND CONSULTANTS

      The Company is a diverse holding company with operations in the areas of manufacturing and industrial fabrication, employee staffing and consumer products. While not executive officers of the Company, the following officers of and consultants to the Company's subsidiaries make significant contributions to the business of the Company.

      MANUFACTURING DIVISION

      LESTER GANN. Mr. Gann, 52, is President and a director of IFR. He has also served as a director of MRO since its formation in June 1996 and a director of NHP since June 1995. Mr. Gann founded IFR in 1979 and has served as its President and a director continuously since the date of formation. Mr. Gann has 33 years experience in tool and machinery design and power transmission equipment and has received extensive training from various manufacturers and distributors of the foregoing equipment. Mr. Gann is responsible for all day to day operations of the Manufacturing Division.

      STAFFING DIVISION

      ROBERT LOVELACE. Mr. Lovelace, 50, is President and a director of AIM, serving in such position since its formation in April 1995. Mr. Lovelace is responsible for sales and client development for AIM, as well as all day to day operations of the Staffing Division. From June 1992 until founding AIM in 1995 Mr. Lovelace was employed as a regional sales manager for Borg Wagner for Wells Fargo Guard Service, Burns Guard Service and Borg Wagner Facility Staffing. From January 1990 until May 1992 Mr. Lovelace was regional Vice President for Sears Security Systems residential alarm systems. During his career, Mr. Lovelace has completed in excess of 20 schools within the Dale Carnegie & Associates organization covering training and supervisory management in attitude, communication, human relations, memory training, leadership, public speaking and business management.

      CONSUMER PRODUCTS DIVISION

      J. EDWARD MOSS. Mr. Moss, 48, has been President of PTP since November 1996. Mr. Moss has been associated with the retail and food industries for over 22 years, having held senior level management and sales positions with several national and international food companies. Over the years, Mr. Moss has been responsible for the development of product lines, implementation of sales and marketing programs, and the organization and management of national and international sales forces. From November 1995 until joining PTP, Mr. Moss founded and served as President of World Business Enterprise Network, a business organized to develop or aid in the production, marketing and sale of food and non-food items nationally and internationally to retail chains, independent food stores, convenience store groups, wholesale distributors, independent distributors and institutional service accounts. From September 1995 to November 1996, he was Regional Director for Mid-American Dairyman, Inc. and was responsible for overseeing sales, marketing and distribution of TCBY branded refrigerated products to various national retail accounts. Prior thereto, from January 1993 until September 1995 Mr. Moss served as Vice President of Hurdy Gurdy International, a manufacturer of frozen sorbet products and from July 1992 until January 1993 he served as Vice President of Sales and Marketing for Philly's Famous, Inc., a manufacturer of gourmet snack products.

      There is no family relationship between any of the officers, key employees, consultants and directors.

      The Company does not presently maintain audit, compensation or nominating committees of the Board of Directors.

                             EXECUTIVE COMPENSATION

      The following table summarizes all compensation accrued by the Company in each of the last three fiscal years for the Company's Chief Executive Officer and each other executive officers serving as such whose annual compensation exceeded $100,000. Directors of the Company do not receive compensation for serving in such capacity. Prior to the acquisition of OIS by the Company in June 1994, the Company had no operations. See "Business."
                                                      Long - Term
                        Annual Compensation           Compensation Awards
                        -------------------           -------------------

                                                      Options
Name and                             Other Annual     Number of   All Other
Principal Position Year Salary Bonus Compensation     Shares      Compensation
------------------ ---- ------ ----- ------------     ---------   ------------
Ella Chesnutt      1993  (1)   (1)      (1)             (1)          (1)
President,         1994   0     0        0               0            0
Director and       1995   0     0       (2)              0   $318,645(2)
Chief Executive
Officer

Jayme Dorrough     1993  (1)   (1)      (1)             (1)          (1)
Vice President     1994   0     0        0               0            0
and Director       1995   0     0       (2)              0   $318,645(2)

------------------------

      (1) Mrs. Chesnutt and Mrs. Dorrough, who are not employees of the Company, began serving as officers and directors of the Company on June 14,1994.

      (2) On March 21, 1995 Mrs. Chesnutt and Mrs. Dorrough were each awarded 12,125 shares of Common Stock for services rendered by them in connection with the Naturale Agreement. The fair market value on the date of issuance was $26.28 per share resulting in aggregate value to each of Mrs. Chesnutt and Mrs. Dorrough of $318,645.


Employment Agreements
---------------------

      As set forth below, certain of the Company's subsidiaries are parties to employment agreements with key employees of those subsidiaries.

      In May 1995 at the time of the acquisition of IFR, IFR entered into a three year employment agreement with Lester Gann providing for an annual base salary of $96,000 with the ability to receive performance based bonuses at the discretion of the Board of Directors. As of the date hereof, no such performance bonuses have been awarded. Mr. Gann is also entitled to participate in all benefit programs of IFR as may be made available to other salaried employees.

Mr. Gann's employment agreement contains customary provisions providing for confidentiality as well as a 12 month non-compete following the termination of the agreement. Mr. Gann's employment agreement does not provide for any severance payments.

      In conjunction with the acquisition of AIM in March 1996, Messrs. Lovelace and Debuty each signed three year employment agreements with AIM. Such agreements provide for an annual base compensation of $66,000 each and provide for certain additional compensation in the form of an aggregate of the issuance of each of 6,818 shares of the Company's Common Stock which have been registered under the Act. Such stock is issued in 24 equal monthly installments providing each of Messrs. Lovelace and Debuty are still employed by AIM. Their employment agreements also contain customary provisions providing for confidentiality as well as a 12 month non-compete following the termination of the agreements. AIM notified Mr. Debuty in September 1996 of its intention to terminate his employment agreement in 60 days pursuant to the terms of such employment agreement Mr. Debuty is not entitled to any compensation or stock following such termination. Mr. Lovelace's employment agreement does not provide for any severance payments.

      PTP is presently negotiating a one year employment agreement with Mr. Moss. The general terms of the agreement will provide for an annual base salary of $90,000 with an annual bonus of up to $45,000, the payment of which is tied to pre-set annual sales goals.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Florida Business Corporation Act (the "Corporation Act") provides for indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and bylaws provide that the Company shall indemnify as directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") maybe permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed and the Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

      Effective June 30, 1994 the Company acquired all of the issued and outstanding capital stock of Prime from Yucatan. Mrs. Chesnutt and Mrs. Dorrough are the officers and directors of Yucatan and Mrs. Dorrough was the sole shareholder of Prime and she is the sole shareholder of Yucatan. See "Business - Overview - Acquisition of Prime Florida and OIS."

      On June 30, 1994 a company owned 100% by Mrs. Dorrough issued OIS a demand promissory note in the principal amount of $65,000 bearing interest at 6% per annum, evidencing certain advances which had been made against management fees payable by OIS to such company. During the fiscal year ended June 30, 1995 such note was paid in full.

      On March 21, 1995 Mrs. Chesnutt and Mrs. Dorrough were each awarded 12,125 shares of Common Stock for services rendered by them in connection with the Naturale Agreement. The fair market value on the date of issuance was $ 26.28 per share resulting in aggregate value to each of Mrs. Chesnutt and Mrs. Dorrough of $318,645.

      From time to time, the Company has borrowed funds from Yucatan^ the Company's principal shareholder, for working capital purposes. Mrs. Dorrough is the sole shareholder of Yucatan. Pursuant to the terms of certain promissory note in the principal amount of $936,770 dated June 30, 1995 issued by the Company to Yucatan (the "June Note"), Yucatan, in its sole discretion, could convert all or a portion of the principal and accrued unpaid interest pursuant to the June Note into shares of the Company's Common Stock based upon a conversion ratio to be determined by the parties at the time of conversion. Subsequent to June 30, 1995, Yucatan advanced the Company additional funds for working capital and on September 30, 1995 the principal amount due Yucatan by the Company was $1,210,446.

      On November 27, 1995, Yucatan converted the face value of the June Note into shares of the Company's Common Stock based upon conversion ratio equal to the closing bid price of the Company's common stock as reported on the OTC Bulletin Board on the date of conversion which was $5.50 per share (giving no effect to the stock split in April 1997). Accordingly, the Company issued Yucatan 170,322 shares of its restricted Common Stock, giving no effect to the one for four stock split of the Company's Common Stock which was effective April 3, 1997. The Company remained indebted, on an unsecured basis to Yucatan for advances made subsequent to June 30, 1995 in the amount of $273,676. Subsequent to November 27, 1995 such amount has been repaid to Yucatan by the Company.

      On April 3, 1997 the Company redeemed 1,000,000 shares of Series D Preferred Stock owned by Yucatan for 600,000 shares of Common Stock pursuant to the designations, rights and preferences of such series of preferred stock. Mrs. Dorrough is the sole shareholder of Yucatan.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

      As of June 4, 1997 there were 1,913,307 shares of Common Stock issued and outstanding and 30 shares of Series A Preferred Stock issued and outstanding, all of which are voting securities of the Company. The 30,000 shares of Series C Preferred Stock which are issued and outstanding do not have voting rights. See "Description of Securities."

      The following table sets forth, as of the close of business on May 31, 1997, (a) the name, address and number of shares of each person known by the Company to be the beneficial owner of more than 5% of any class of each the Company's voting securities and (b) the number of shares of each class of voting securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares:


Series A Preferred Stock
------------------------

      Name and                Amount of               Percentage
      Address of              Beneficial              of
      of Beneficial Owner     Ownership of Stock      Class
      -------------------     ------------------      -----

      Outside Industrial      30                      100%
      Services, Inc. (1)
      8870 Cedar Springs Lane
      Suite 5

      Knoxville, TN 37923
      All Officers and
      Directors as a group
        (two persons)         none                    n/a

Common Stock

      Name and                Amount of               Percentage
      Address of              Beneficial              of
      of Beneficial Owner     Ownership of Stock      Class
      -------------------     ------------------      -----

      Yucatan Holding          831,200                 43.4%
      Company (3)
      8870 Cedar Springs Lane
      Suite 5
      Knoxville, TN 37923

      Ella Boutwell Chesnutt    (2)                    (2)
      8870 Cedar Springs Lane
      Suite 5
      Knoxville, TN 37923

      Jayme Dorrough            (2)                    (2)
      8870 Cedar Springs Lane
      Suite 5
      Knoxville, TN 37923

      Robert Hausman (3)        100,000                 5.2%
      1410 SW 8 Street
      Pompano Beach, FL 33069

      Cede & Co.                774,211                 40.1%
      Post Office Box 28
      New York, NY 10004



      All Officers and
      Directors as a
      Group (two persons)(2)    931,200                 48.7%

______________________

      (1) Outside Industrial Services, Inc. is a subsidiary of the Company and Mrs. Chesnutt and Mrs. Dorrough serve as the directors of OIS.

      (2) Mrs. Chesnutt and Mrs. Dorrough are the officers and directors of Yucatan Holding Company and Mrs. Dorrough is the sole shareholder.

      (3)   Mr. Hausman is President of the Company.  See "Management."

                           SELLING SECURITY HOLDERS
      The following table sets forth the name of each Selling Security Holder, the amount of shares of Common Stock held directly or indirectly by each holder on May 30, 1997, the amount of shares of Common Stock to be offered by each such holder, the amount of Common Stock to be owned by each such holder following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by each such holder following completion of such offering.

                                          % of Class       Shares      % of Class
Name of Selling             Number of     Owned            to be       to be Owned
Security Holder             Shares Owned  Before Offering  Offered(1)  After
Offering(2)
Pequot Scout Fund(3)        20,000        1.5%             20,000      0
Crestwood Capital Partners, 10,700        (5)              10,700      0
Dr. Aiden O'Rourke          10,500        (5)              10,500      0
Ed Hajim                    10,000        (5)              10,000      0
Crestwood Capital
   International, Ltd.(6)    4,300        (5)               4,300      0
Susan Dorrough              17,500        1.3%             17,500      0
Mary Ann Richter             4,167        (5)               4,167      0
Patricia Saad                4,167        (5)               4,167      0
                           -------                        -------      -
      Total                 81,334                         81,334
                            ======                         ======

__________________________

      (1) The Selling Security Holders have not advised the Company of the timing of their intention to sell the shares of the Company's Common Stock following the date of this Prospectus.

      (2) Assumes such Selling Security Holders are able to sell all securities offered hereby.

      (3) Dawson Sandberg Capital Management Inc., an NASD member firm, is the manager of this fund.

      (4) Furman Selz LLC, an NASD member firm, is the general partner.

      (5) Less than 1%.

      (6) Furman Selz Management BVI Ltd., an affiliate of an NASD member firm, is the general partner.)

      The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Common Stock, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against civil liabilities including liabilities under the Securities Act of 1933. The Selling Security Holders have advised the Company that sales of shares of their Common Stock may be made from time to time by or for the accounts of the Selling Security Holders in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices.

                           DESCRIPTION OF SECURITIES

Common Stock

      The Company is authorized by its Articles of Incorporation to issue 25,000,000 shares of Common Stock, of which 1,913,307 were issued and outstanding as of June 4, 1997. The holders of the Company's Common Stock are entitled to receive dividends at such time and in such amounts as may be determined by the Company's Board of Directors, and upon liquidation are entitled to share ratably in the assets of the Company, subject to the rights of the holders of any shares of preferred stock which may be outstanding, remaining after the payment of all debts and other liabilities.

      All shares of the Company's Common Stock have equal voting rights, each share being entitled to one vote per share for the election of directors and all other purposes. Holders of such Common Stock are not entitled to any preemptive rights to purchase or subscribe for any of the Company's securities. All of the Company's Common Stock which is issued and outstanding is fully paid and non-assessable. Stockholders, including the holders of any series of preferred stock outstanding, do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of Directors are able to elect 100% of the Company's Directors.

      It is not contemplated that any dividends will be paid on the Common Stock, and the future ability to pay dividends will be dependent upon the success of the Company's operations and the decision by its Board of Directors at that time.

Preferred Stock

      The Company is authorized to issue 2,000,000 shares of preferred stock, par value $.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. As of March 31, 1997 there were 30 shares of Series A Preferred Stock and 30,000 shares of Series C Preferred Stock issued and outstanding, with 1,969,970 shares of preferred stock remaining without designation.

      The designations, rights and preferences of the Series A Preferred Stock provide that the shares (a) have full voting rights, share for share, with the then outstanding Common Stock of the Company as well as any other series of preferred stock then outstanding, (b) are not convertible into any other class of equity of the Company, (c) are redeemable at any time at the Company's option at par value of $.001 per share, (d) pay dividends at the sole discretion of the Company's Board of Directors, (e) are not transferable without the consent of the Company's Board of Directors, and (f) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest.

      In connection with the acquisition of OIS (See "Business - Acquisition of Prime and OIS"), the Company issued 70,000 shares of Series B Preferred Stock in exchange for 51.9% of OIS. The designations, rights and preferences of the Series B Preferred provided that the holder thereof (a) should receive annual dividends equal to $.43 per share, (b) was entitled to full voting rights, share for share, with any then outstanding Common Stock as well as with any other class or series of stock of the Company  having  general  voting  power with the
Common Stock concerning any matter being voted upon by the Company's stockholders, (c) was entitled to convert their shares of Series B Preferred into shares of restricted Common Stock at any time on a one for one basis (subject to stock splits and dividends as may declared by the Company), and (d) was redeemable at the option of the Company at $4.30 per share. On May 30, 1996 the holder of the Series B Preferred converted such stock into 17,500 shares of Common Stock which are included in the registration statement of which this Prospectus forms a part. Subsequent to such conversion, the 70,000 shares of Series B Preferred have been returned to the status of authorized but unissued preferred stock without designation.

      The designations, rights and preferences of the Series C Preferred Stock provide that the shares (a) have no voting rights, (b) are not convertible into any other class of equity of the Company, (c) are redeemable at any time at the Company's option at an amount equal to the prior year's annual dividend as previously set by action of the Company's Board of Directors, (d) pay dividends at the sole discretion of the Company's Board of Directors, (e) are not transferable without the consent of the Company's Board of Directors and (f) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest. An annual dividend rate of $36,000 for the calendar year of 1995 was set by the Board of Directors and paid in accordance therewith. For the calendar year of 1996 the Board of Directors has determined that dividends, if any, on the Series C Preferred Stock will be paid at its discretion. As of the date hereof, no dividends have been declared or paid and it is not anticipated that any will be declared for paid during the balance of calendar 1996.


Over-The-Counter Market

      The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "WFSY." The Company has applied for inclusion of its Common Stock on The Nasdaq SmallCap Market. On January 24, 1996 the Company received written comments from the staff of the NASD generally requesting clarification on the Company's treatment of certain items on the Company's audited financial statements for the year ended June 30, 1996 which resulted in goodwill. The Company's auditors have concurred with the Company's treatment of such items. In connection with comments received from the Staff of the Securities and Exchange Commission in response to the filing of the registration statement of which this prospectus forms a part, the Company has made certain expense charges to its financial statements for the years ended June 30, 1996 and 1995. See Note 13 - Other Expenses of the Financial Statements.^ The Company intends to complete its application process for listing on The Nasdaq SmallCap Market and in connection therewith the Board of Directors approved a one for four stock split of the Company's Common Stock which was effective on April 3, 1997. While there can be no assurances the listing will be granted, management believes that the Company will be able to adequately respond to the staff's comments in such a fashion so as to complete the listing process. If for any reason the Common Stock is not accepted for inclusion on The Nasdaq SmallCap Market, then in such case the Company's Common Stock would be expected to continue to be traded in the over-the-counter markets through the "pink sheets" or the NASD's OTC Bulletin Board. In the event the Common Stock were not included in The Nasdaq SmallCap Market, the Company's Common Stock would be covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. The ability of the Company to secure a symbol on The Nasdaq Small Cap Market does not imply that a meaningful trading market in its Common Stock will ever develop.

Transfer Agent

      The Transfer Agent for the shares of Common Stock is Florida Atlantic Stock Transfer, Inc., 5701 North Pine Island Road, Suite 325, Tamarac, Florida 33321.

                          CERTAIN MARKET INFORMATION

      As of June 4, 1997, 1,913,307 shares of the Company's Common Stock are outstanding of which 1,069,025 shares are "restricted securities," as such term is defined under the Securities Act of 1933, inclusive of the 81,334 shares of Common Stock to be registered for possible resale pursuant to the Registration Statement of which this Prospectus is a part.

      In general, Rule 144, promulgated under the Act and as effective April 29, 1997, permits a stockholder of the Company who has beneficially owned restricted shares of Common Stock for at least one year to sell without registration, within any three-month period, such number of shares not exceeding the greater of 1% of the then outstanding shares of Common Stock or, if the Common Stock is quoted on Nasdaq, the average weekly trading volume over a defined period of time, assuming compliance by the Company with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of Common Stock are held for at least two years by a person not affiliated with the Company (in general, a person who is not an executive officer, director or principal stockholder of the Company during the three-month period prior to resale), such restricted shares can be sold without any volume limitation. Any sales of shares by stockholders pursuant to Rule 144 may have a depressive effect on the price of the Company's Common Stock.

                                 LEGAL MATTERS


      Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301. Members of the firm of Atlas, Pearlman, Trop & Borkson, P.A. are the beneficial owners of an aggregate of 7,488 shares of the Company's Common Stock. In January 1996 the

Company entered into an agreement with Atlas, Pearlman, Trop & Borkson, P.A. to provide legal services to the Company for the calendar year 1996 (the "1996 Engagement') under a flat fee arrangement and, pursuant to such agreement, issued Atlas, Pearlman, Trop & Borkson, P.A. an aggregate of 2,500 shares of the Company's Common Stock as compensation therefor, which such shares were registered under the Act pursuant to a registration statement on Form S-8. In January 1997 the Company entered into an agreement with Atlas, Pearlman, Trop & Borkson, P.A. to provide legal services to the Company for the calendar year 1997 (the "1997 Engagement") under a flat fee arrangement and, pursuant to such agreement, issued Atlas, Pearlman, Trop & Borkson, P.A. an aggregate of 2,500 shares of the Company's Common Stock as consideration therefor, which such shares where also registered under the Act pursuant to a registration statement on Form S-8. During calendar 1996 the Company sold the various securities to the Selling Security Holders pursuant to the private transactions described herein and subsequently filed this registration statement with the SEC to register such shares of Common Stock under the Act to provide for the resale thereof. Pursuant to comments received from the Staff of the SEC in connection with this registration statement, the Staff has taken the view that the registration of the shares of Common Stock tendered as compensation for the 1996 Engagement and the 1997 Engagement were not available for registration under the Act pursuant to the instructions for the Form S-8 registration statement in that Atlas, Pearlman, Trop & Borkson, P.A. has represented the Company with respect to legal matters involving this registration statement which violates the prohibition against registering shares pursuant to a Form S-8 registration statement which are issued in connection with a capital raising transaction. While Atlas, Pearlman, Trop & Borkson, P.A. was not involved in the introduction of the Selling Security Holders to the Company, nor was it involved in the negotiations leading up to the sale of the securities to the Selling Shareholders by the Company nor the ultimate sale thereof, based upon the Staff's position Atlas, Pearlman, Trop & Borkson, P.A. has consented to a deregistering of such securities and post-effective amendments to the relevant registration statements on Form S-8 have been filed with the SEC.


                                    EXPERTS

      The consolidated financial statements of Workforce Systems Corp. for the years ended June 30, 1996 and 1995 appearing in this Prospectus and Registration Statement have been audited by Lyle H. Cooper, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. The Company has recently begun filing reports and information statements electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

                             WORKFORCE SYSTEMS CORP.
                        CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995

























Lyle H. Cooper
Certified Public Accountant

--------------------------------------------------------------------------------
                             Workforce Systems Corp.
                        Consolidated Financial Statements
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

CONTENTS

                                                                      Page No.
                                                                      --------

INDEPENDENT AUDITOR'S REPORT                                             F-3

FINANCIAL STATEMENTS

     Consolidated Balance Sheets                                      F-4 - F-5
     Consolidated Statements of Income and Retained Earnings             F-6
     Consolidated Statements of Stockholders' Equity                     F-7
     Consolidated Statements of Cash Flows                               F-8
     Notes to Financial Statements                                   F-9 - F-28

                                 LYLE H. COOPER
                           Certified Public Accountant
                            9051 Executive Park Drive
                                    Suite 103
                           Knoxville, Tennessee 37923

Telephone:  423-691-8132                              Telecopier:  423-691-8209


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Workforce Systems Corp.

I have audited the accompanying consolidated balance sheets of Workforce Systems Corp. (a Florida Corporation) and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Workforce Systems Corp. and subsidiaries as of June 30, 1996, and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



October 12, 1996, except for Note 13,
     as to which date is March 21, 1997



Lyle H. Cooper
Certified Public Accountant

---------------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                           CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------


                                                              June 30,         June 30,
                                                                1996             1995
                                                                ----             ----
ASSETS

CURRENT ASSETS
     Cash                                                    $   938,487    $    91,652
     Receivables:
         Trade accounts receivable, no allowance necessary       633,188        197,438
         Related party trade accounts receivable                    --          855,432
         Related party advances and note receivable                 --           15,915
         Interest                                                   --            1,625
     Inventory                                                 1,412,896        769,283
     Prepaid expenses                                            711,510         45,856
     Deferred income tax assets                                     --          193,000
                                                             -----------    -----------

              Total Current Assets                             3,696,081      2,170,201

PROPERTY, PLANT AND EQUIPMENT
     Land                                                        156,503        150,000
     Building and improvements                                 1,380,422        756,942
     Machinery and equipment                                   1,125,921      1,007,073
     Autos and trucks                                            146,428        136,169
     Accumulated depreciation                                   (132,856)       (22,766)
                                                             -----------    -----------

              Total Property, Plant and Equipment              2,676,418      2,027,418

OTHER ASSETS
     Intangibles, net of accumulated amortization
       of $ 75,281 and $ 5,000, respectively                   1,330,348      1,400,629
                                                             -----------    -----------


                                                             $ 7,702,847    $ 5,598,248
                                                             ===========    ===========
















                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                                                                       June 30,      June 30,
                                                                         1996          1995
                                                                         ----          ----
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                               $   390,895    $   437,343
     Accrued expenses                                                   113,507        121,510
     Accrued income taxes                                               132,359         64,999
     Deferred income tax liability                                       65,000           --
     Current portion of long term debt                                  254,159        250,626
                                                                    -----------    -----------


              Total Current Liabilities                                 955,920        874,478

NON CURRENT DEFERRED INCOME TAXES                                       125,541        190,000

LONG TERM DEBT, less current portion                                    539,207        720,457

RELATED PARTY NOTE PAYABLE                                              132,667        936,770

STOCKHOLDERS' EQUITY
     Series A Preferred stock, $ .001 par value, 30 shares
         authorized, 30 shares issued and outstanding                      --             --
     Series B Preferred stock, $ .001 par value, 70,000 shares
         authorized, 0 and 70,000 shares issued and outstanding            --               70
     Series C Preferred stock, $ .001 par value, 30,000 shares
         authorized, 30,000 shares issued and outstanding                    30             30
     Series D Preferred stock, $ .001 par value, 1,000,000 shares
         authorized, shares issued and outstanding                        1,000           --
     Common stock, $ .001 par value, 10,000,000 shares
         authorized, 2,420,836 and 1,503,724 shares issued
         and outstanding                                                  2,421          1,504
     Paid in capital                                                  8,569,011      4,075,155
     Retained earnings (deficit)                                     (2,622,950)    (1,200,216)
                                                                    -----------    -----------

              Total Stockholders' Equity                              5,949,512      2,876,543
                                                                    -----------    -----------

                                                                    $ 7,702,847    $ 5,598,248
                                                                    ===========    ===========













                  The accompanying notes are an integral part
                   of these consolidated financial statements.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                    For the year   For the year
                                                       ended           ended
                                                   June 30, 1996   June 30, 1995
                                                   -------------   -------------

Revenues earned, net of returns
     and allowances                                 $ 3,820,680     $ 2,825,030

Cost of revenues earned                               2,145,593       1,913,317
                                                    -----------     -----------

         Gross profit                                 1,675,087         911,713

Selling, general and administrative expense             514,496         198,894

Other expenses
     Acquisition expense                                 76,890       1,980,602
     Mineral exploration                                700,000            --
     Startup expenses                                 1,091,308            --
     Web development expense                            400,000            --
                                                    -----------     -----------

         Total other expenses                         2,268,198       1,980,602
                                                    -----------     -----------

         Net loss from operations                    (1,107,607)     (1,267,783)

Income tax (provision) benefit                         (260,320)        173,001
                                                    -----------     -----------

         Net loss                                   $(1,367,927)    $(1,094,782)
                                                    ===========     ===========

Earnings per common and common
  equivalent share

     Net loss $                                      (1,367,927)    $(1,094,782)
     Less:  Dividends paid                               54,807          79,383
                                                    -----------     -----------
     Net loss available to common
       shareholders                                 $(1,422,734)    $(1,174,165)
                                                    ===========     ===========

     Net loss per common share and
         common equivalent share                    $      (.84)    $     (1.03)

Weighted average shares outstanding                   1,686,131       1,144,106

                  The accompanying notes are an integral part
                   of these consolidated financial statements.


------------------------------------------------------------------------------------------------------------------------------------
                                                       WORKFORCE SYSTEMS CORP.
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                       as of and for the years ended June 30, 1996 and 1995
------------------------------------------------------------------------------------------------------------------------------------

                                                 Preferred stock      Common stock
                                                 $.001 par value    $.001 par value,
                                                 ,000,000 shares    10,000,000 shares
                                                   authorized          authorized
                                                    1,100,030           2,420,836        Additional                        Total
                                                  shares issued       shares issued        Paid-In          Retained   Stockholders'
                                                 and outstanding     and outstanding       Capital          Earnings       Equity
                                                 ---------------     ---------------       -------          --------       ------
Balance June 30, 1994                             $       70        $      1,011       $    352,749   $     (26,051)   $   327,779

Issuance of 30 shares of Series A Preferred and
  30,000 shares of Series C Preferred                     30                   -                  -               -             30

Issuance of 492,285 shares of common stock                 -                 493          3,722,406                      3,722,899

Dividends paid                                             -                   -                            (79,383)       (79,383)

Net loss for the year ended
June 30, 1995                                              -                   -                  -      (1,094,782)    (1,094,782)
                                                  ----------        ------------       ------------   --------------   ------------

Balance June 30, 1995                             $      100        $      1,504       $  4,075,155   $  (1,200,216)     2,876,543

Issuance of 1,000,000 shares of preferred
  stock Series D                                       1,000                   -                  -               -          1,000

Issuance of 132,466 shares of common  stock                                  132            674,868                        675,000

Issuance of 80,000 shares of common  stock                                    80            399,920                        400,000

Issuance of 281,000 shares of common  stock                                  281          1,404,719                      1,405,000

Issuance of 17,500 shares of common stock                                     17             68,046                         68,063

Issuance of 170,322 shares of common  stock                                  170            936,600                        936,770

Issuance of 222,000 shares of common stock                                   222            935,528                        935,750

Issuance of 14,824 shares of common stock                                     15             74,105                         74,120

Conversion of Series B Preferred                         (70)                                    70                              -

Dividends paid                                             -                   -                  -         (54,807)       (54,807)

Net loss for the year ended
June 30, 1996                                              -                   -                  -      (1,367,927)    (1,367,927)
                                                  ----------        ------------       ------------   --------------   ------------

Balance June 30, 1996                             $    1,030        $      2,421       $  8,569,011   $  (2,622,950)   $ 5,949,512
                                                  ==========        ============       ============   ==============   ===========

The accompanying notes are an integral part of these consolidated financial statements.


--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                      For the year  For the year
                                                         ended         ended
                                                     June 30, 1996 June 30, 1995
OPERATING ACTIVITIES:
     Net loss $                                       (1,367,927)   $(1,094,782)
     Adjustments to reconcile net loss to
       net cash provided by operating activities
         Amortization                                     70,281          4,654
         Depreciation                                    111,131         12,000
         Acquisition, startup, and web
              development costs                        1,947,183      1,980,602
         Gain on sale of fixed asset                        (701)          --
         Increase (decrease) in income tax accounts      260,901       (114,251)
         (Increase) decrease in:
           Trade account receivable                     (435,750)      (175,389)
           Related party trade account receivable        871,347       (855,432)
           Inventory                                    (643,613)      (615,025)
           Other current assets                          (34,030)       (45,120)
         Increase (decrease) in:
           Accounts payable                              (46,447)       415,291
           Accrued expenses                               (8,003)       (41,369)
                                                     -----------    -----------

Net Cash Provided (Used) by Operating Activities         724,372       (528,821)

INVESTING ACTIVITIES:
     Related party                                          --           49,085
     Proceeds from sale of fixed assets                   12,159           --
     Purchase of property and equipment                 (771,589)    (1,268,428)
                                                     -----------    -----------

Net Cash Used by Investing Activities                   (759,430)    (1,219,343)

FINANCING ACTIVITIES:
     Proceeds from related party loans                   177,667        936,770
     Payments on long term debt                         (204,213)          --
     Proceeds from long term debt                         26,496        971,083
     Proceeds from sale of common stock                  936,750           --
     Dividends paid                                      (54,807)       (79,383)
                                                     -----------    -----------

Net Cash Provided (Used) by Financing Activities         881,893      1,828,470
                                                     -----------    -----------

(Decrease) Increase in Cash and Cash Equivalents         846,835         80,306

Cash and Cash Equivalents, Beginning of Period            91,652         11,346
                                                     -----------    -----------

Cash and Cash Equivalents, End of Period             $   938,487    $    91,652
                                                     ===========    ===========










                  The accompanying notes are an integral part
                   of these consolidated financial statements.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Workforce Systems Corp. (the "Company") was formed on August 17, 1992, and through its subsidiaries operate in the following industries:

     STAFFING - Through its subsidiaries, Outside Industrial Services, Inc. ("OPS") and American Industrial Management, Inc. ("AIM") both located in East Tennessee, the Company supplies specialized labor services on a contract basis to businesses in the Tennessee area.

     CONSUMER PRODUCTS - Through its subsidiary Products that Produce, Inc. ("PTP") located in South Florida, the Company is responsible for marketing Mr. Food's AlloFresh and specializes in identifying, developing and marketing innovative new consumer products. Through its subsidiary NHP Manufacturing Corp. ("NHPM"), located in Tennessee, the Company is responsible for the manufacturing of Thawmaster thawing trays and other consumer products.

     MANUFACTURING - Through its subsidiaries Industrial Fabrication and Repair, Inc. ("IFR") and Maintenance Requisition Order Corp. ("MRO") all located in the Southeastern United States, the Company provides specialized fabrication, machining and design of maintenance and production equipment. In addition, the Company serves as an authorized distributor for a full line of power transmission products.

PRINCIPLES OF CONSOLIDATION

The Consolidated  Financial  Statements  include the accounts of the Company and
all  majority-owned   subsidiaries.   All  material   transactions  between  the
consolidated companies are eliminated.

INVENTORIES

Inventories are stated at the lower of cost or market. As part of the purchase price allocation on the acquisition of IFR the inventory carrying value was increased by $ 154,258 during the year ended June 30, 1995. Approximately $ 50,000 was charged to cost of goods sold during the year ended June 30, 1996.

                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories were as follows at June 30, 1996:

                                          Consumer
                           Staffing       Products   Manufacturing       Total

Finished goods           $        0     $  251,454     $  938,942     $1,190,396
Work in process                   0         32,500         65,000         97,500
Materials                         0         30,000         95,000        125,000
                         ----------     ----------     ----------     ----------

                         $        0     $  313,954     $1,098,942     $1,412,896
                         ==========     ==========     ==========     ==========

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation for property, plant and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method.

For each classification of property, plant, and equipment depreciable life is as follows.

              Building and improvements                            20 yrs
              Machinery and equipment                              15 yrs
              Furniture, fixtures and office equipment              7 yrs
              Automobiles                                           5 yrs

Depreciation expense for the years ended June 30, 1996, and 1995, was $ 111,131, and $ 12,000, respectively.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Included in the cost of the building at June 30, 1996 is approximately $ 500,000 in cash payments for materials and labor directly related to preparing the building for its intended use.

INTANGIBLES

Intangibles at June 30, 1996 and 1995 consisted of the following:

                                          June                  June
                                         30, 1996              30, 1995
                                        ---------             ---------

Goodwill                            $     1,405,629        $     1,405,629

Less Accumulated Amortization                75,281                  5,000
                                    ---------------        ---------------

                                    $     1,330,348        $     1,400,629
                                    ===============        ===============

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The unamortized excess cost is being amortized by the straight-line method over 20 years. Amortization expense was $ 70,281, and $ 5,000, for the years ended June 30, 1996, and 1995, respectively.

INCOME TAXES

In connection with the acquisition of IFR as discussed in Note 4 to the financial statements, the Company established total deferred income taxes of $ 235,000 to provide for the difference in book value and tax basis resulting from recording IFR assets at fair market value. In addition, the Company computed its tax liability based on approximate state and federal statutory rates in accordance with FASB 109. Other deferred tax assets and liabilities are recorded to provide for timing differences as discussed in Note 10 in the financial statements.

REVENUE RECOGNITION

Revenue from product sales in the consumer products division and in the manufacturing division is recognized at the time of shipment. Revenue in the staffing division is recognized when the related payroll costs are incurred.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Earnings per common and common equivalent share were computed by dividing net income, adjusted by the dividends paid to a common shareholder of OPS pursuant to a management agreement and for dividends paid to the other preferred shareholders, by the weighted average number of shares of common stock and common stock equivalents outstanding at the end of June 30, 1996 and 1995.

NOTE 2 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE 3 - PREPAID ADVERTISING

Included in prepaid expenses is $ 500,000 in prepaid advertising costs for media spots incurred in connection with the Company's consumer products division. The advertising costs will be expensed when the related products are advertised in fiscal 1997.

NOTE 4 - ACQUISITIONS AND EXPANSIONS

ACQUISITION OF OUTSIDE INDUSTRIAL SERVICES, INC.

Effective June 30, 1994, the Company acquired Outside Industrial Services,  Inc.
(OPS) in a transaction accounted for as a reverse acquisition based on historical costs. As disclosed in Note 13 to the financial statements, $335,651 of acquisition costs related to the OPS transaction have been charged to expense for the year ended June 30, 1995.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 4 - ACQUISITIONS AND EXPANSIONS (CONTINUED)

EXPANSION OF OPERATIONS - NHP MANUFACTURING CORP.

On November 4, 1994, the Company entered into an agreement with Naturale Home Products, Inc. ("Naturale") whereby the Company was named the exclusive manufacturer through a to-be-established wholly-owned subsidiary of the Company for all products developed and marketed by Naturale, including the Thaw Master
(TM) thawing trays. The material terms of the agreement provided that the Company at its option could either continue the contract manufacturing currently in effect with an unaffiliated third party on a sub-contract basis, establish additional manufacturing facilities operated by the Company or sub-contract the manufacturing to other third parties. The agreement further provided that the Company would establish a wholly-owned subsidiary and capitalize such subsidiary with a minimum of $ 350,000 which such funds would be used to (i) undertake the manufacturing operations, (ii) provide an inventory of products and (iii) working capital. Pursuant to this agreement, the Company established NHP Manufacturing Corp., a Florida corporation ("NHP") which is wholly-owned subsidiary of the Company. At June 30, 1995, the Company had complied with the terms of the contract. In connection with the above the Company issued 170,500 shares of common stock for consulting and professional fees which has been charged to expense as discussed in Note 13 to the financial statements.

Pro  forma  results  of  operations   are  not   applicable  as  no  royalty  or
manufacturing contract existed prior to the transaction.

ACQUISITION OF INDUSTRIAL FABRICATION & REPAIR, INC.

Effective May 1, 1995, the Company acquired 100 % of the issued and outstanding capital stock (the "IFR Stock") of Industrial Fabrication & Repair, Inc. ("IFR") from its sole shareholder who was a non-affiliated third party to the Company in a private transaction exempt from registration under applicable federal and state securities laws intended to be tax-free pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, in exchange for 125,925 shares of the Company's common stock. The Company granted such exchanging IFR shareholder a 24 month right of first refusal as to the IFR Stock in the event of a change of control of the Company (as defined in the Agreement) if the Company should desire to transfer the IFR Stock or sell all or substantially all of IFR's assets.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 4 - ACQUISITIONS AND EXPANSIONS (CONTINUED)


IFR based in Knoxville, Tennessee, provides specialized contracting, machinery, tools and design work, and sells power transmission supplies. The principle followed in determining the amount of consideration paid by the Company was a multiple of book value of IFR, such book value having been adjusted to reflect the fair market value of readily identifiable tangible assets recorded in the books and records of IFR at April 30, 1995. In addition the Company acquired a building and property to house the expanded operations of IFR through the assumption of debt of approximately $ 400,000 and cash payments of approximately $440,000. In conjunction with the above IFR and real property acquisition, the Company issued 117,025 shares of common stock in conjunction with finders fees, consulting and professional fees directly associated with the acquisition of the new facility and the acquisition of IFR. In addition, the Company issued 37,975 shares of common stock which has been charged to expense as discussed in Note 13 to the financial statements.


The IFR and Building transaction was recorded as follows:

                    Inventory                      $   494,070
                    Equipment                          478,678
                    Autos and trucks                   136,169
                    Leasehold improvements              39,074
                    Land and building                  882,618
                    Other assets                       315,208
                    Goodwill                         1,405,629
                                                   -----------

                                                    $3,751,446
                                                    ==========

                    Liabilities - IFR              $   669,869
                    Liabilities - Building             882,618
                    Deferred taxes                     235,000
                    Stock issued                     1,963,959
                                                   -----------

                                                   $ 3,751,446
                                                   ===========

The transaction was accounted for as a purchase. The purchase price assigned to the net assets acquired were based on the fair value of such assets and liabilities on the transaction date.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 4 - ACQUISITIONS AND EXPANSIONS (CONTINUED)

The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the business combination had occurred on June 30, 1994:

                                                             Year
                                                             Ended
                                                         June 30, 1995
                                                         -------------

              Revenue                                   $ 5,069,916
              Net Loss                                  $(2,398,385)
              Net Loss per share                             $(2.09)

The above amounts are based upon IFR's historical results of operations for the twelve month period ended June 30,1995. The pro forma results do not necessarily represent results which would have occurred if the business combination had taken place at the date and on the basis assumed above.

ACQUISITION OF  AMERICAN INDUSTRIAL MANAGEMENT, INC.

In February 1996, the Company acquired 100% of the issued and outstanding capital stock of American Industrial Management, Inc. ("AIM") for assumption of liabilities. Pursuant to the transaction, 17,500 shares of the Company's common stock were issued for acquisition costs which have been charged to acquisition expense as discussed in Note 13 to the financial statements.

The AIM transaction was recorded as follows:

              Cash acquired              $   20,124
              Receivables assumed            42,279
              Equipment                       3,066
              Acquisition costs              76,890
                                        -----------

                                        $   142,359
                                        ===========

              Liabilities               $    74,333
              Stock                          68,026
                                        -----------

                                        $   142,359
                                        ===========

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 4 - ACQUISITIONS AND EXPANSIONS (CONTINUED)

The transaction was accounted for as a purchase. The purchase price assigned to the net assets acquired were based on the fair value of such assets and liabilities on the transaction date.

AIM's results of operations subsequent to February 1996 are included in these financial statements. Pro forma results of operation are not presented as the amounts are insignificant.

EXPANSION OF OPERATIONS - PRODUCTS THAT PRODUCE

In October 1995, the Company formed Products That Produce, Inc. ("PTP") to expand into the consumer products industry. PTP business plan provides that it will assist inventors of fresh, innovative consumer products in getting those products to market through the provision of a wide array of comprehensive services, including everything from package design, to manufacturing, to receivables financing. As discussed in Note 13 to the financial statements, $1,091,308 in startup costs and $700,000 of mineral exploration costs have been expensed for the year ended June 30, 1996.

EXPANSION OF OPERATIONS - MAINTENANCE REQUISITION ORDER CORP.

In June 1996, the Company formed Maintenance Requisition Order Corp. to serve as an authorized distributor for a full line of power transmission products and to expand its operating territory.

NOTE 5 - STATEMENTS OF CASH FLOWS SUPPLEMENTARY DISCLOSURES

The Company considers deposits in banks, certificates of deposit and highly liquid investments with an original maturity of three months or less as cash and cash equivalents for the purpose of the Statement of Cash Flows.

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

Cash paid (received) for
                                       Year              Year
                                       Ended             Ended
                                   June 30, 1996     June 30, 1995
                                   -------------     -------------

Interest                            $    62,632       $        -
Income taxes                        $    18,500       $   38,997

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 5 - STATEMENTS OF CASH FLOWS SUPPLEMENTARY DISCLOSURES (CONTINUED)

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended June 30, 1996, the Company issued 158,500 shares of common stock in connection with the startup and acquisition of PTP and AIM; issued 80,000 shares of common stock in connection with equipment acquisitions, the development and maintenance of web sites on the Internet; issued 140,000 shares of common stock in connection with mine exploration; issued 132,466 shares of common stock in connection with advertising and legal fees; and issued 13,824 shares of common stock in connection with certain operating expenses in transactions not affecting cash flows. Total value of the stock issued was $ 2,622,183. In addition, during the year ended June 30, 1996, a note payable of $ 936,770 was converted to 170,322 shares of common stock in a transaction not affecting cash.

During the year ended June 30, 1995, the Company issued 492,285 shares of common stock in connection with the start up and acquisition of NHP Manufacturing and IFR and in connection with the acquisition of land and building. The total value of the stock issued was $ 3,722,406.

The Company values securities exchanged in acquisitions and or for goods and services at current closing bid price at the date the parties came to a mutual understanding of the terms of the arrangement and agree to a binding contract. Transactions involving certain securities with restrictions issued in exchange for the above are valued at approximately 75% of the closing bid price using the aforementioned date.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 6 - LEASE OBLIGATIONS

CAPITAL LEASES

Future minimum lease payments under noncancelable capital leases having terms in excess of one year are as follows:

              Years ended June 30:
                        1997                                          $  53,027
                        1998                                             53,027
                        1999                                             53,027
                        2000                                             50,310
                        2001                                              3,063
                                                                      ---------

                    Total future minimum lease payments                 212,454

                    Less amount representing interest                    45,213
                                                                      ---------
                    Present value of minimum lease payments             167,241

                    Less current portion                                 36,910
                                                                      ---------

                    Capital lease obligations, less current portion   $ 130,331
                                                                      =========

Included in fixed assets are the following assets under capital leases:

                                                      June 30,          June 30,
                                                        1996              1995
                                                        ----              ----

Machinery and equipment                               $211,901          $211,901
Less accumulated depreciation                           16,853             1,000
                                                      --------          --------

                                                      $195,048          $210,901
                                                      ========          ========
OPERATING LEASES

The Company leases office and warehouse space under an operating lease that expires in fiscal 1998. Rental expense under this operating lease for the years ended June 30, 1996 and 1995, was approximately $ 44,808 and $ 22,404, respectively. In addition, the Company leases land used in mineral excavation under a operating lease that expires in June 2001 with a five year renewal option. The lease began on July 1, 1996, therefore, rental expense was $ 0 for the year ended June 30, 1996.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 6 - LEASE OBLIGATIONS (CONTINUED)

Approximate minimum future lease payments under these operating leases at June 30, 1996, are as follows: Years ended June 30:

                        1997                   $     74,808
                        1998                         74,808
                        1999                         30,000
                        2000                         30,000
                        2001                         30,000
                                               ------------

                                               $    239,616
                                               ============

NOTE 7 - LONG-TERM DEBT

Long-term debt consisted of the following:

                                                               June      June
                                                             30, 1996   30, 1995
                                                             --------- ---------

       Demand note payable to an individual,
         interest at 7.4 %, unsecured                        $ 25,000   $ 25,000

       Demand note payable to an individual,
       interest at 6 %, unsecured.                             12,000     20,000

       Notes payable to credit  corporations, interest
       at 9.9 %,  principal and interest of $ 860 due
       monthly through May 1999, secured by automobiles.       23,000     10,304

       Notes payable to a bank,  interest ranging from
       7.75 % to 10 %, principal and interest of $ 2,249 due
       monthly through March 1999, secured by equipment.      129,416    180,661

       Capital  leases  payable  to two  leasing  companies,
       interest  at 10 %, principal and interest of $ 4,419
       due monthly through June 2000, secured by
       production equipment.                                  167,241    235,000

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

Note 7 - Long-Term Debt (continued)

       First Mortgage payable to individuals,  interest
       at 7.75 %, principal and interest of $ 5,400 due
       monthly through July 2002, secured by land and
       building.                                             360,841     398,907

       Property taxes payable under agreement with the
       City and County for acquisition of land and
       building, payments of $ 6,336 through June 1996,
       and $ 2,538 from July 1996 to June 1997.               75,868     101,211
                                                            --------    --------

                                                             793,366     971,083

                         Less current portion                254,159     250,626
                                                           ---------    --------

                                                           $ 539,207   $ 720,457
                                                           =========   =========


Maturities of long-term debt are as follows:

         Year ending June 30,

                  1997                                                254,159
                  1998                                                147,631
                  1999                                                131,422
                  2000                                                106,717
                  2001                                                 71,884
                  Thereafter                                           81,553
                                                                  -----------

                                                                  $   793,366
                                                                  ===========

NOTE 8 - RELATED PARTY TRANSACTIONS

During the year ended June 30, 1996, the Company issued 140,000 shares of common stock to related parties, as defined under FASB 57, pursuant to costs associated with the successful prospecting, acquisition of mineral rights and the geophysical analysis of the mineral used in Mr. Food's AlloFresh. As discussed in Note 13 to the financial statements, costs of $ 700,000 have been charged to expense for the year ended June 30, 1996.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

Note 8 - Related Party Transactions (continued)

As discussed in Note 4, NHP Manufacturing was established to provide exclusive manufacturing services for a consumer product to Naturale. As a result of the agreement with Naturale, the Company was granted a 15 % interest in Naturale. At the time of the transaction the Company recorded no value on its balance sheet as to this 15% interest due to the minority position it represented within Naturale and the immaterial value to the Company. On May 30, 1996 the Company divested itself of such 15% interest in Naturale, a marketing company, but retained the exclusive manufacturing rights under the agreement with Naturale.

During the year ended June 30, 1995, NHP Manufacturing sold to Naturale approximately $ 1,175,000 of products and OPS provided approximately $ 182,000 of labor services, the total related party sales representing approximately 48 % of the Company's total sales. The sales were without recourse and the Company received cash in payment therefore. In addition to the above, the Company, pursuant to its contract with Naturale, provided working capital and accounts receivable financing for Naturale. Such advances were secured by a blanket security interest in all the assets of Naturale. At June 30, 1995, Naturale was indebted to the Company for the accounts receivable for approximately $855,000. Naturale paid the $855,000 in cash during the year ended June 30, 1996 in accordance with its terms.

In conjunction with the manufacturing agreement with Naturale, the acquisition of Outside Industrial Services, Inc., Industrial Fabrication & Repair, Inc. and the acquisition of machinery, equipment, and real property, the Company issued 483,000 shares of common stock valued at $ 2,599,607 and cash totaling $ 298,500 to officers and other related parties associated with the Company's major stockholder, as defined under FASB 57, for the year ended June 30, 1995, in payment of organization, start up and acquisition costs. Of this amount, approximately $ 1,900,000 was charged to expense as disclosed in Note 13 to the financial statements.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 8 - RELATED PARTY TRANSACTIONS (CONTINUED)

From time to time the Company has borrowed funds from Yucatan Holding Company, the Company's principal shareholder ("Yucatan"), for working capital purposes. On June 30, 1995 the Company issued Yucatan that certain promissory note in the principal amount of $936,770 (the "June Note"), bearing quarterly interest at the prime rate as published in the Wall Street Journal, the initial rate of interest being 8.75 %, which such note was due on June 30, 1997. Yucatan, at sole option, could convert all or a portion of the principal and accrued unpaid interest into shares of common stock of the Company at a conversion ratio to be established by the Holder and Maker at the time of conversion. On November 27, 1995 Yucatan converted the face value of the June Note into shares of the Company's common stock based upon a conversion ratio equal to the closing bid price of the Company's common stock as reported on the NASD OTC Bulletin Board on the date of conversion which was $5.50 per share. Accordingly, the Company issued Yucatan 170,322 shares of its common stock.

On November 4, 1994, the Company entered into an agreement with Naturale Home Products Inc., an unaffiliated third party, whereby the Company was named the exclusive manufacturer for all products developed and marketed by Naturale. In addition to the revenue to be generated through the manufacturing and sale by the Company of the products to Naturale, the Company is entitled to a royalty of $.30 to $.50 per unit in perpetuity on all products sold by Naturale.

NOTE 9 - BUSINESS SEGMENTS

Workforce Systems Corp. is a diversified company with operations in three business segments: (1) staffing industry, (2) consumer products industry, (3) manufacturing industry. (See Note 1 - Nature of Operations.)

Results of operations of the Company's business segments are reported in the consolidated statement of income.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 9 - BUSINESS SEGMENTS (CONTINUED)

Identifiable assets, revenue, and operating earnings for each business segment are:

                                                   Identifiable Assets
                                              June 30,            June 30,
                                               1996                1995
                                               ----                ----
          Staffing                          $  104,161          $  235,061
          Consumer Products                  1,115,353           1,054,038
          Manufacturing                      6,483,333           4,309,149
                                            ----------          ----------
                            Total           $7,702,847          $5,598,248
                                            ==========          ==========

                                                       Revenues
                                              June 30,             June 30,
                                                1996                1995
                                                ----                ----
          Staffing                          $  582,217          $1,286,786
          Consumer Products                    787,140           1,174,921
          Manufacturing                      2,451,323             363,323
                                           ----------          ----------
                            Total           $3,820,680          $2,825,030
                                            ==========          ==========

                                                   Operating (Losses)
                                                        Profits
                                               June 30,           June 30,
                                                 1996               1995
                                                 ----               ----
          Staffing                         $    (9,745)         $  (154,533)
          Consumer Products                 (1,480,415)            (681,541)
          Manufacturing                        382,553             (431,709)
                                           -----------          -----------
                            Total          $(1,107,607)         $(1,267,783)
                                           ===========          ===========

NOTE 10 - INCOME TAXES

The Company provides deferred income tax assets and liabilities under FASB 109 for timing differences between book and taxable income. The Company files tax returns on a separate company basis which can result in income tax expense or income tax benefits while having an overall consolidated loss.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES (CONTINUED)

The provision for income taxes is made up as follows:
                                                     June 30,          June 30,
                                                       1996              1995
Currently Payable:
     Federal                                        $  56,226         $  53,890
     State                                             10,553            11,109
                                                    ---------         ---------
                                                       66,779            64,999
                                                    ---------         ---------
Deferred Tax Liability:
     Federal                                          (37,122)            1,260
     State                                             (6,969)              240
                                                    ---------         ---------
                                                      (44,091)            1,500
                                                    ---------         ---------
Deferred Tax Asset:
     Federal                                          200,159          (201,727)
     State                                             37,473           (37,773)
                                                    ---------         ---------
                                                      237,632          (239,500)
                                                    ---------         ---------
Income Tax Provision                                $ 260,320         $(173,001)
                                                    =========         =========

The components of deferred income tax liability and deferred income tax asset are as follows:

                                                     June 30,          June 30,
                                                       1996              1995
                                                       ----              ----
Liability:
     Expenses                                       $    --           $   1,500
     Inventory                                        (18,980)             --
     Depreciation                                     (25,111)             --
                                                    ---------         ---------
                                                    $ (44,091)        $   1,500
                                                    =========         =========
Assets:
     Expenses                                       $     632         $  (2,500)
     Net operating loss carryover                     237,000          (237,000)
                                                    ---------         ---------
                                                    $ 237,632         $(239,500)
                                                    =========         =========

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES (CONTINUED)

The deferred tax liability and asset at year end are as follows:

                                                      June 30,         June 30,
                                                        1996             1995
                                                        ----             ----
Liability:
     Expenses                                      $     1,500      $     1,500
     Inventory                                          39,620           58,600
     Depreciation / Tax Basis                          151,289          176,400
                                                   -----------      -----------
                                                       192,409          236,500
                                                   -----------      -----------
Assets:
     Expenses                                           (1,868)          (2,500)
     Net operating loss carryover                         --           (237,000)
                                                   -----------      -----------
                                                        (1,868)        (239,500)
                                                   -----------      -----------

     Net Liability (Asset)                         $   190,541      $    (3,000)
                                                   ===========      ===========

The net liability (assets) are reflected in the financial statements as follows:

                                                      June 30,         June 30,
                                                        1996             1995
                                                        ----             ----

     Current (Tax Benefit)                         $    65,000      $  (193,000)
     Non Current                                   $   125,541      $   190,000

The Company and subsidiaries also had available the following net operating loss carryovers and timing differences which were subjected to the valuation process and were determined to have no value at year end.
                                                       June 30,         June 30,
                                                        1996             1995

Total net operating losses and timing differences  $ 2,671,559      $   880,253
                                                   ===========      ===========

Potential future tax benefit                         1,014,124          334,144
Less valuation reserve                              (1,014,124)        (334,144)
                                                   -----------      -----------
Future tax benefit from net operating losses       $         0      $         0
                                                   ===========      ===========

The Company utilized the required statutory rate of 6% for state income taxes and 34% for federal income taxes. The net operating losses will begin to expire in 2010.
                                      F-25

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 11 - PREFERRED STOCK

The designations, rights and preferences of the Series A Preferred Stock provide that the shares (i) have full voting rights, share for share, with the then outstanding common stock of the Company as well as any other series of preferred stock then outstanding, (ii) are not convertible into any other class of equity of the Company, (iii) are redeemable at any time at the Company's option at par value of $ .001 per share, (iv) pay dividends at the sole discretion of the Company's Board of Directors, (v) are not transferable without the consent of the Company's Board of Directors and (vi) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest, and are junior in interest to the Series B $ 5.00 Cumulative Convertible Preferred Stock of the Company then outstanding.

The designations, rights and preferences of the Series B Preferred Stock provides that the holders thereof (i) shall receive annual dividends equal to $
 .43 per share, (ii) are entitled to full voting rights, share for share, with any then outstanding common stock as well as with any other class or series of stock of the Company having general voting power with the common stock concerning any matter being voted upon by the Company's shareholders, (iii) are entitled to convert their shares of Preferred Stock into shares of the Company's restricted common stock at any time on a one for one basis and (iv) are redeemable at the option of the Company at $ 4.30 per share. On May 30, 1996, the holder of the Series B Preferred Stock converted such shares into 70,000 shares of common stock pursuant to the designations, rights and preferences thereof.

The designations, rights and preferences of the Series C Preferred Stock provide that the shares (i) have no voting rights, (ii) are not convertible into any other class of equity of the Company, (iii) are redeemable at any time at the Company's option at an amount equal to the prior year's annual dividend as previously set by action of the Company's Board of Directors, (iv) pay dividends at the sole discretion of the Company's Board of Directors, (v) are not transferable without the consent of the Company's Board of Directors and (vi) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest, and are junior in interest to the Series B $ 5.00 Cumulative Convertible Preferred Stock of the Company then outstanding. An annual dividend rate of $ 36,000 for the balance of calendar 1994 and for the calendar year of 1995 was set by the Board of Directors. For calendar year 1996 any dividends were to be declared and payable only upon the discretion of the Company's Board of Directors.

The designations, rights and preferences of the Series D Preferred Stock provide that the shares (i) have full voting rights, share for share, with the then outstanding common stock of the Company as well as any other series of preferred stock then outstanding, (ii) are not convertible into any other class of equity of the Company, (iii) are redeemable at any time at the Company's option at a price per share to be mutually agreed upon by the Company and the holder at the time of redemption, (iv) do not pay any dividends, and (v) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 12 - LITIGATION

The Company is not a party to any litigation, however, the Company's subsidiary, IFR, has been notified by the Trustee of a bankrupt customer of a possible $ 65,000 preference claim. IFR and the Company believes the claim is without merit and no provision has been made.

NOTE 13 - OTHER EXPENSES

On August 30, 1996, the Company filed with the Securities and Exchange Commission (the SEC) Form SB-2, a registration Statement under the Securities Act of 1933. The SEC issued comments on the filing by letter dated November 4, 1996. On January 14, 1997, the Company responded to the SEC and amended the SB-2 filing. The SEC issued additional comments by letter dated February 14, 1997. As a result of these comments, the Company made the following expense charges to its financial statements for the years ended June 30, 1996 and June 30, 1995:

ACQUISITION COSTS -

Acquisition costs totaling $76,890 have been charged to expense for the year ended June 30, 1996 and represents the value of 17,000 shares of common stock and cash paid to unrelated parties pursuant to the acquisition of AIM. The acquisition has been accounted for based on the purchase method of accounting.

Acquisition costs totaling $1,980,602 have been charged to expense for the year ended June 30, 1995 and represents the value of 466,809 shares of common stock and cash paid pursuant to the acquisition of OPS, NHPM, and IFR. Of this amount, approximately $1,900,000 was incurred with related parties as defined under FASB
57. The acquisitions have been accounted for based on the purchase method of accounting.

MINERAL EXPLORATION -

Mineral exploration costs totaling $700,000 have been charged to expense for the year ended June 30, 1996. The mineral exploration costs was incurred in connection with the successful prospecting, acquisition of mineral rights and the geophysical analysis of the mineral used in Mr. Food's AlloFresh and was paid to a related party, as defined under FASB 57, with the issuance of 140,000 shares of common stock.

--------------------------------------------------------------------------------
                             WORKFORCE SYSTEMS CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              as of and for the years ended June 30, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 13 - OTHER EXPENSES (CONTINUED)

STARTUP EXPENSES -

Startup costs totaling $1,091,308 have been charged to expense for the year ended June 30, 1996. Startup costs represent pre-operating expenses incurred in the development of Mr. Food's AlloFresh under the Company's consumer products division, PTP. As a result of the formation of PTP, 141,000 shares of stock were issued to unrelated parties. The remaining $386,308 in startup costs represents operating expenses incurred during the startup phase.

WEB DEVELOPMENT -

Web development costs totaling $400,000 have been charged to expense for the year ended June 30, 1996. The costs were incurred in connection certain contracts to acquire equipment and to develop and maintain Internet web sites ultimately as an Internet provider to market its consumer products and through its manufacturing division, its inventory of refurbished gear boxes and other power transmission components internationally. The web development was paid for with the issuance of 80,000 shares of stock to an unrelated party.

INDEX TO FINANCIAL STATEMENTS
                                                                   Page Number
                                                                   -----------

Consolidated Balance Sheets at March 31, 1997 (Unaudited)
and June 30, 1996 (Audited)                                            F-30

Consolidated Statements of Operations for the three months
and nine months ended March 31, 1997 and 1996 (Unaudited)              F-32

Consolidated Statements of Cash Flow for the
nine months ended March 31, 1997 and 1996 (Unaudited)                  F-33

Consolidated Statements of Stockholders' Equity for the nine
month period ended March 31, 1997 (Unaudited)                          F-34

Notes to the Unaudited Consolidated Financial Statements               F-35

                             WORKFORCE SYSTEMS CORP.
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                                              March 31,       June 30,
                                                                1997           1996
                                                            -----------    -----------
                                                             (unaudited)
ASSETS

CURRENT ASSETS
     Cash                                                   $    98,765    $   938,487
     Receivables:
       Trade accounts receivables, no allowance necessary       607,505        633,188
     Inventory                                                1,825,575      1,412,896
     Prepaid expenses                                           775,000        711,510
                                                            -----------    -----------

             Total Current Assets                             3,306,845      3,696,081

PROPERTY, PLANT AND EQUIPMENT
     Land                                                       156,503        156,503
     Building and improvements                                1,380,442      1,380,442
     Machinery and equipment                                  1,395,706      1,125,901
     Autos and trucks                                           146,428        146,428
     Accumulated depreciation                                  (157,856)      (132,856)
                                                            -----------    -----------

              Total Property, Plant and Equipment             2,921,223      2,676,418


OTHER ASSETS
     Intangibles, net of accumulated amortization
       of $ 90,281  and $75,281, respectively                 1,277,637      1,330,348

                                                            $ 7,505,705    $ 7,702,847
                                                            ===========    ===========

                             WORKFORCE SYSTEMS CORP.
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                                                     March 31,       June 30,
                                                                       1997            1996
                                                                    -----------    -----------
                                                                    (unaudited)
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Accounts payable                                               $   322,195    $   390,895
     Accrued expenses                                                   129,853        113,507
     Accrued federal & state income taxes                                   -0-        132,359
     Deferred income tax liability                                          -0-         65,000
     Current portion of long term debt                                  275,000        254,159
                                                                    -----------    -----------

              Total Current Liabilities                             $   727,048    $   955,920

NON CURRENT DEFERRED INCOME TAXES                                       125,000        125,541

LONG TERM DEBT, less current portion                                    499,555        539,207

RELATED PARTY NOTE PAYABLE                                                  -0-        132,667

STOCKHOLDER'S EQUITY
     Series A Preferred Stock, $.001 par value, 30 shares
              authorized, 30 shares issued and outstanding                  -0-            -0-
     Series C Preferred Stock, $.001 par value, 30,000 shares
              authorized, 30,000 shares issued and outstanding               30             30
     Series D Preferred Stock, $.001 par value, 1,000,000 shares
              authorized, 1,000,000 shares issued and outstanding         1,000          1,000
     Common stock, $.001 par value, 25,000,000 shares
              authorized,  shares and 2,752,426
              shares issued and outstanding                               2,752          2,421
     Paid in capital                                                  9,169,181      8,569,011
     Retained earnings                                               (3,018,861)    (2,622,950)
                                                                    -----------    -----------

              Total Stockholders' Equity                              6,154,102      5,949,512
                                                                    -----------    -----------

                                                                    $ 7,505,705    $ 7,702,847
                                                                    ===========    ===========

                                              WORKFORCE SYSTEMS CORP.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                       -------------------------------------

                                                        For the three   For the three   For the nine    For the nine
                                                        months ended    months ended    months ended    months ended
                                                          March 31,      March 31,        March 31,       March 31,
                                                            1997            1996            1997            1996
                                                        -----------     -----------     -----------     -----------
                                                         (unaudited)    (unaudited)     (unaudited)     (unaudited)
Revenues earned                                         $ 1,238,055     $   987,641     $ 3,586,837     $ 3,158,452
Cost of revenues earned                                     731,022         608,820       2,091,983       1,855,480
                                                        -----------     -----------     -----------     -----------
         Gross Profit                                       507,033         378,821       1,494,854       1,302,972

Selling, general and administrative expenses                358,465         155,460         809,552         617,211

Other expenses:
         Acquisition and start-up expense
                  see attached notes                      1,238,713       2,268,198       1,238,713       2,268,198
                                                        -----------     -----------     -----------     -----------

         Net (Loss) Income before taxes                  (1,090,145)     (2,044,837)       (553,411)     (1,582,437)

Income tax provision (benefit)                             (335,000)       (599,614)       (157,500)       (365,114)
                                                        -----------     -----------     -----------     -----------

         Net Income                                     ($  755,145)    ($1,445,223)    ($  395,911)    ($1,217,323)
                                                        ===========     ===========     ===========     ===========

Earnings per common and common equivalent share:
         Net income before payment of dividends         ($  755,145)    ($1,445,223)    ($  395,911)    ($1,217,323)
          Dividends paid                                       --             6,840            --            39,837
                                                        -----------     -----------     -----------     -----------
         Net income available to common shareholders    ($  755,145)    ($1,452,063)    ($  395,911)    ($1,257,160)
                                                        ===========     ===========     ===========     ===========

Earnings Per Share:
         Net Income                                     $      (.31)    $      (.85)    $      (.16)    $      (.79)
         Average weighted shares outstanding              2,430,850       1,703,306       2,430,850       1,598,903


                             WORKFORCE SYSTEMS CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                             For the nine    For the nine
                                                             months ended    months ended
                                                             March 31,       March 31,
                                                                 1997            1996
                                                             -----------     -----------
                                                             (unaudited)     (unaudited)

OPERATING ACTIVITIES:
     Net (loss) income                                       ($  395,911)    ($1,217,323)
     Adjustments to reconcile net (loss) income to
       net cash provided by operating activities:
         Amortization and depreciation                           170,000         171,024
         Acquisition and start-up costs                                0       1,279,692
     Changes in operating assets and liabilities:
         (Increase) decrease in receivables                       25,683         370,292
         (Increase) decrease in prepaid expense                  (63,490)       (436,225)
         (Increase) decrease in inventory                       (412,679)       (679,059)
         (Decrease) in accounts payable                          (68,700)        (67,649)
         Increase (decrease) in income tax accounts             (197,900)         60,000
         Increase (decrease) in miscellaneous liabilities         16,346          30,845
                                                             -----------     -----------
     Net Cash Provided (Used) by Operating Activities           (926,651)       (488,403)

NET CASH USED IN INVESTING ACTIVITIES:

     Purchase of fixed assets                                   (362,094)       (302,069)

NET CASH PROVIDED BY FINANCING ACTIVITIES:

     Issuance of common stock                                    467,834         854,271
     Decrease in long-term debt                                  (18,811)        (72,725)
     Dividends paid                                                    0         (39,837)
                                                             -----------     -----------
                                                                 449,023         741,709
                                                             -----------     -----------

 Net Increase (Decrease) in Cash and Cash Equivalents           (839,722)        (48,763)

 Cash and Cash Equivalents, Beginning of Period                  938,487          91,652
                                                             -----------     -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                     $    98,765     $    42,889
                                                             ===========     ===========

                                          WORKFORCE SYSTEMS CORP.
                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 for the nine months ended March 31, 1997
                                                (unaudited)

                                   Preferred stock      Common stock
                                   $.001 par value      $.001 par value
                                   2,000,000 shares     10,000,000 shares
                                   authorized           authorized
                                   1,030,030            2,670,836           Additional                  Total
                                   shares issued        shares issued       Paid-In       Retained      Stockholders'
                                   and outstanding      and outstanding     Capital       Earnings      Equity
                                   ---------------       ---------------    -------       --------      ------
Balance, July 1, 1996              $  1,030              $   2,421          $8,569,011    $(2,622,950)  $5,949,512

Issuance of  shares of common
 stock                                                         331             600,170                     600,501

Net income for the nine months
  ended March 31, 1997                                                                       (395,911)  $ (395,911)
                                   --------              ---------          ----------    -----------   ----------

Balance, March 31, 1997            $  1,030              $   2,752          $9,169,181    $(3,018,861)  $6,154,102
                                   ========              =========          ==========    ===========   ==========


                             WORKFORCE SYSTEMS CORP.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 March 31, 1997


Note 1 - Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instruction of Form 10-QSB and Article 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month and nine month periods ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended June 30, 1997.

      On August 30, 1996, the Company filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "SEC"). The SEC issued comments on the filing by letter dated November 4, 1996. On January 14, 1997 the Company responded to the SEC and amended the SB-2 filing. The SEC issued additional comments by letter dated February 14, 1997. As a result of these comments, the Company made certain expense charges to its financial statements for the year ended June 30, 1996 which are reflected in the Consolidated Balance Sheets at June 30, 1996 presented herein. On June 12, 1997 the SEC issued additional comments. As a result of these comments and prior period adjustments, the Company has changed its policy of capitalization of costs associated with the identification, start-up and development or expansion of new products or companies and general business services related to the foregoing. Accordingly, the purpose of this amendment is for the Company to amend its Consolidated Balance Sheets at June 30, 1996 and amend its Consolidated Balance Sheets, Consolidated Statements of Changes in Stockholder's Equity, Consolidated Statements of Cash Flow, Consolidated Statements of Operations and associated Notes to Unaudited Consolidated Financial Statements as of March 31, 1997 and for the period three and nine month periods then ended. Specifically:

Three Months and Nine Months Ended March 31, 1997 and 1996
----------------------------------------------------------

      Pursuant to the SEC's comments and the hereinafter described changes for the year ended June 30, 1996, the Company has changed its policy of capitalization of costs associated with the identification, start-up and development or expansion of new products or companies and general business services related to the foregoing and, accordingly, has charged to expense all such items incurred during the subject nine month period in the third quarter ended March 31, 1997 which consist of (a) start-up costs totaling $737,713 representing cash payments to unrelated parties related to the Company's consumer products division in the amount of $559,713 as well as the distribution subsidiary of the manufacturing division in the amount of $178,000 and (b) acquisition costs, including identification and development of new products or companies and general business services related to the foregoing of $501,000 representing the value of 228,000 shares of common stock paid to unrelated parties for services to be rendered through calendar year 1997 related to the exploration and ongoing due diligence related to potential additional acquistions and expansions of the Company's business as well as services attributable to the unsuccessful acquisition of Star Hosiery, Inc.

      Pursuant to the above referenced change in policy, the Company has elected to present the comparative three and nine month periods ended March 31, 1996 giving effect to the following other expenses set forth below under the subheading "Fiscal Year Ended June 30, 1996" as if they had been applied for the quarter ended March 31, 1996 to provide the reader with appropriate comparable financial information, even though such items were not expensed until the fourth quarter of Fiscal 1996 ended June 30, 1996.

Fiscal Year Ended June 30, 1996
-------------------------------

      Acquisition costs totaling $76,890 have been charged to expense for the year ended June 30, 1996 and represents the value of 17,000 shares of common stock and cash paid to unrelated parties pursuant to the acquisition of American Industrial Management, Inc. The acquisition has been accounted for based on the purchase method of accounting.

      Mineral exploration costs totaling $700,000 have been charged to expense for the year ended June 30, 1996. The mineral exploration costs was incurred in connection with the successful prospecting, acquisition of mineral rights and geophysical analysis of the mineral used in Mr. Food's AlloFresh and was paid to a related party as defined under FASB 57 with the issuance of 140,000 shares of common stock.

      Startup costs totaling $1,091,308 have been charged to expense for the year ended June 30, 1996. Startup costs represent pre-operating expenses incurred in the development of Mr. Food's AlloFresh under the Company's Consumer Products Division. As a result of the formation of Products That Produce, Inc., 141,000 shares of stock were issued to unrelated parties. The remaining $386,308 in startup costs represents operating expenses incurred during the startup phase.

      Web development costs totaling $400,000 have been charged to expense for the year ended June 30, 1996. The costs were incurred in connection with certain contracts to acquire equipment and to develop and maintain Internet web sites ultimately as an Internet provider to market its consumer products and, through its Manufacturing Division, its inventory of refurbished gear boxes and other power transmission components internationally. The web development was paid for with the issuance of 80,000 shares of stock to an unrelated party.

      For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB/A for the year ended June 30, 1996 as filed with the Securities and Exchange Commission.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

      The Articles of Incorporation of the Company provide indemnification of directors and officers and other corporate agents to the fullest extent permitted pursuant to the laws of Florida. The Articles of Incorporation also limit the personal liability of the Company's directors to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company, provided said officers or directors acted in good faith.

      Insofar as indemnification or liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable in the. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated expenses to be incurred in connection with the issuance and resale of the securities offered hereby. The Company is responsible for the payment of all expenses in connection with the Offering.

      Registration fee                                     $     700.00*
      Blue Sky filing fees and expenses                        2,000.00*
      Printing and engraving expenses                          2,000.00*
      Legal fees and expenses                                 10,000.00*
      Accounting fees and expenses                             5,000.00*
      Miscellaneous                                              300.00*
                                                             -----------
          Total                                              $25,000.00*

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      All per share information contained herein has been adjusted to give retroactive effect to the one for four stock split of the Company's Common Stock effective April 3, 1997.

      In June 1994 the Company issued 70,000 shares of Series B Preferred Stock in exchange for 51.9% of the issued and outstanding stock of OIS from an unaffiliated third-party. Also in June 1994 the Company acquired all of the issued and outstanding stock of Prime from Yucatan, the Company's principal shareholder, for 187,500 shares of the Company's Common Stock. In November 1994 the Company exchanged 30 shares of Series A Preferred Stock for 15 shares of common stock of OIS thereby completing its plan to acquire at least 80% of OIS. All of the foregoing transactions were exemption from registration under the Act in reliance on Section 4(2) thereof as each transaction did not involve a public offering. See "Business - Overview - Acquisition of Prime Florida and OIS."

      In May 1995 the Company acquired all of the issued and outstanding stock of IFR from an unaffiliated third party who is deemed to be a sophisticated investor in a private transaction not involving a public offering based upon an exemption from registration under the Act pursuant to Section 4(2) of the Act in exchange for 31,481 shares of the Company's Common Stock. See "Business - Overview Acquisition and Expansion of Industrial Fabrication & Repair."

      In December 1995 the Company acquired $500,000 of prepaid radio advertising time from an unaffiliated third-party who is deemed to be a sophisticated investor in exchange for 24,367 shares of Common Stock in private transaction not involving a public offering based upon an exemption from registration under the Act pursuant to Section 4(2) of the Act. See Note 3 of the Company's financial statements for the year ended June 30, 1996.

      In February 1996 the Company acquired 100% of the issued and outstanding stock of AIM from unaffiliated third parties who were deemed to be sophisticated investors in a private transaction not involving a public offering based upon an exemption from registration under the Act pursuant to Section 4(2) of the Act in exchange for 4,375 shares of the Company's Common Stock. See "Business Overview
- Acquisition of American Industrial Management, Inc."

      In June 1996 the Company sold an aggregate of 55,500 shares of its Common Stock to two institutional investors and two accredited investors, all of whom are sophisticated within in the meaning of the Act, in a series of private transactions exempt from registration under the Act pursuant to Regulation D,
Section 506. An aggregate of 45,000 shares were sold at $16.50 per share and the balance of 10,500 shares at $19.20 per share. In November 1996 the Company sold an additional 8,334 shares of Common Stock to two accredited investors, both of whom are sophisticated within the meaning of the Act, in a private transaction exempt from registration under the Act in reliance upon Regulation D, Section 506 thereof. In connection with such sales, not later than 15 days after the filing of the Company's annual report on Form 10-KSB for the year ended June 30, 1996, the Company agreed to cause a registration statement registering the shares to be filed with the Securities and Exchange Commission in order to permit a public distribution of such shares. The Company agreed to pay all costs of such registration statement, exclusive of fees and expenses of the holder's counsel or accounts or other professionals, if any. Such shares are included in this registration statement. See "Selling Security Holders."

      In May 1997 the Company acquired 100% of the issued and outstanding stock of Federal from unaffiliated third parties who were deemed to be sophisticated investors in a private transaction not involving a public offering based upon an exemption from registration under the Act pursuant to Section 4(2) of the Act in exchange for 110,000 shares of the Company's Common Stock. See "Business Overview - Acquisition of Federal Supply, Inc. and Federal Fabrication, Inc."

ITEM 27. EXHIBITS.



Exhibit No.       Description of Exhibits
-----------       -----------------------

2.1               Stock Purchase Agreement dated June 14, 1994 by and between
                  F. W. Miller, Wildflower Financial Corp. and Yucatan Holding
                  Company is hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange Commission on June 20, 1994

2.2               Agreement dated as of June 30, 1994 by and between Wildflower
                  Financial Corp., Yucatan Holding Company and Prime Florida,
                  Inc. is hereby incorporated by reference to the Report on Form
                  8-K as filed with the Securities and Exchange Commission on July 13, 1994

2.3               Agreement dated as of June 30, 1994 by and between Wildflower
                  Financial Corp. and a certain shareholder of Outside Industrial
                  Services, Inc. is hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange
                  Commission on July 13, 1994

2.4               Agreement dated November 30, 1994 by and between Workforce
                  Systems Corp. and Outside Industrial Services, Inc. is hereby incorporated by reference to the Report on Form 10-QSB for the quarter ended December 31, 1994 as filed with the Securities and Exchange Commission on February 15, 1995

2.5               Agreement dated May 22, 1995 by and between Workforce
                  Systems Corp. and Lester E. Gann, the Sole Shareholder of
                  Industrial Fabrication & Repair, Inc. is hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange Commission on May 23, 1995

2.6               Agreement dated as of May 29, 1997 by and between Workforce
                  Systems Corp. and Robert Hausman and John Murray as Sole
                  Shareholders of Federal Supply, Inc. and Robert Hausman as
                  Sole Shareholder of Federal Fabrication, Inc. is incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange Commission on June 4, 1997.

3.1 Articles of Incorporation are hereby incorporated by reference to the Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on January 12, 1993
















                                     II-4





3.2 Articles of Amendment to the Articles of Incorporation setting forth the designations, rights and preferences of the Series B
                  $5.00 Cumulative Convertible Preferred Stock are hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange Commission on July 13, 1994

3.3 Articles of Amendment to the Articles of Incorporation changing the corporation name are hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange Commission on July 11, 1994

3.4 Articles of Amendment to the Articles of Incorporation setting forth the designations, rights and preferences of the Series A and Series C Preferred Stock are hereby incorporated by refer ence to the Report on Form 10-QSB for the quarter ended
                  December 31, 1994 as filed with the Securities and Exchange
                  Commission on February 15, 1995

3.5               Articles of Amendment to the Articles of Incorporation setting forth the designations, rights and preferences of the Series D
                  Preferred Stock is hereby incorporated by reference to the Report on Form 10-KSB for the fiscal year ended June 30, 1996 as filed with the Securities and Exchange Commission on October 15,
                  1996

3.6 By-Laws of the Company are hereby incorporated by reference to the Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on January 12,
                  1993.

3.7               Articles of Amendment to the Articles of Incorporation increasing the amount of authorized common stock and setting the
                  redemption for the Series D Preferred Stock.

3.8               Articles of Amendment to the Articles of Incorporation
                  decreasing the number of authorized common stock and
                  effecting a four for one reverse stock split of the common stock.
























                                      II-5






5 Opinion of Atlas, Pearlman, Trop & Borkson, P.A. as to the validity of the securities being registered.

10.1              Licensing Agreement dated May 31, 1996 by and between
                  Ginsburg Enterprises Incorporated and Products That Produce,
                  Inc. is hereby incorporated by reference to the Report on Form
                  10-KSB for the fiscal year ended June 30, 1996 as filed with the Securities and Exchange Commission on October 15, 1996

10.3              Employment Agreement between Industrial Fabrication &
                  Repair, Inc. and Lester E. Gann

10.4              Employment Agreement between American Industrial
                  Management, Inc. and Robert Lovelace

10.5*             Lease for mineral rights

10.6              Form of Subscription Agreements for Crestwood Capital
                  International, Ltd., Crestwood Capital Partners, L.P., Peqout
                  Scout Fund, Mr. Ed Hajim, Dr. Aiden O'Rourke, Mary Anne
                  Richter and Patricia Saad

16.1 Letter from Richard H. Harris & Associates, P.A. regarding change in certifying accountants is hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange Commission on July 11, 1994

16.2 Letter from Lyle H. Cooper, C.P.A. regarding change in certifying accountants is hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange
                  Commission on July 11, 1994

21                Subsidiaries of the Registrant

22                Information regarding the name change of the Company is
                  hereby incorporated by reference to the Report on Form 8-K as filed with the Securities and Exchange Commission on July 11,
                  1994

23(I)             Consent of Lyle H. Cooper























                                     II-6






23(ii) Consent of Atlas, Pearlman, Trop & Borkson, P.A. (including as part of Exhibit 5

*         Confidential treatment is being sought for portions of this document.


ITEM 28. UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1)   To  file,  during  any  period  in which  it  offers  or sells
securities  being  made,  a  post-effective   amendment  to  this   Registration
Statement:

                  (I) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii)  To  include   any   additional   or  changed   material
information with respect to the plan of distribution.

            (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) To file a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Knoxville, State of Tennessee, on June 17, 1997.

                                          WORKFORCE SYSTEMS CORP.


                                          By: /s/Ella Boutwell Chesnutt
                                          -----------------------------
                                          Ella Boutwell Chesnutt
                                          Chairman of the Board and
                                          Principal Executive Officer


      In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                                Title                      Date
---------                                -----                      ----

 /s/ Ella Boutwell Chesnutt         Chairman of the Board        June 17, 1997
--------------------------------
Ella Boutwell Chesnutt


 /s/ Jayme Dorrough                 Director, Vice               June 17, 1997
--------------------------------    President, Secretary
Jayme Dorrough


The foregoing represents as
majority of the Board of Directors